 EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

HORNET STAFFING, INC.

THE PERSONS NAMED AS “SHAREHOLDERS” HEREIN,

AND

GEE GROUP INC.

DATED AS OF JANUARY 3, 2025

ANNEXES, EXHIBITS AND SCHEDULES

Annexes

Annex I	-	Certain Definitions
Annex II	-	Working Capital Methodology
Annex III	-	Gross Profit Methodology

Exhibits

Exhibit A	-	Promissory Notes
Exhibit B	-	Employment Agreement
Exhibit C	-	General Release

Schedules

Schedule 1.3(iii)	-	Pro Rata Interest
Schedule 5.1	-	Foreign Qualifications
Schedule 5.3	-	Third Party Consents
Schedule 5.4(a)	-	Capitalization of the Company
Schedule 5.4(b)	-	Rights with Respect to Securities
Schedule 5.7(a)	-	Financial Statements
Schedule 5.8(a)	-	Undisclosed Liabilities
Schedule 5.8(b)	-	COVID-19 Assistance Program Liabilities
Schedule 5.9	-	Absence of Changes
Schedule 5.11(b)	-	Tangible Personal Property
Schedule 5.12	-	Accounts and Notes Receivable
Schedule 5.15(a)	-	Owned Requisite Rights
Schedule 5.15(b)	-	Licensed Requisite Rights
Schedule 5.15(c)(i)	-	Rights Granted in Requisite Rights
Schedule 5.16(a)	-	Material Contracts
Schedule 5.19(b)	-	Permits
Schedule 5.20(f)	-	Cyber-Insurance
Schedule 5.21(a)	-	Insurance Coverage
Schedule 5.21(b)	-	Status of Insurance Policies
Schedule 5.22(a)	-	Employee Census
Schedule 5.22(d)	-	Labor Proceedings
Schedule 5.22(i)	-	Independent Contractor Agreements
Schedule 5.23	-	Employee Benefit Plans
Schedule 5.23(c)	-	Acceleration of Employee Benefits
Schedule 5.24	-	Bank Accounts; Powers of Attorney
Schedule 5.25	-	Significant Suppliers
Schedule 5.26	-	Significant Clients
Schedule 5.27	-	Related Party Transactions
Schedule 7.8	-	Closing Customer Base

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5.14	INVENTORY.	15
5.15	INTELLECTUAL PROPERTY.	15
5.16	AGREEMENTS, NO DEFAULTS.	17
5.17	LITIGATION.	18
5.18	SERVICE WARRANTY.	18
5.19	COMPLIANCE WITH LAWS.	18
5.20	DATA PRIVACY AND SECURITY.	18
5.21	INSURANCE.	19
5.22	EMPLOYEES; LABOR RELATIONS; INDEPENDENT CONTRACTORS.	20
5.23	ERISA COMPLIANCE.	21
5.24	BANK ACCOUNTS; POWERS OF ATTORNEY.	24
5.25	SIGNIFICANT SUPPLIERS AND VENDORS.	24
5.26	SIGNIFICANT CLIENTS.	24
5.27	RELATED PARTY TRANSACTIONS.	24
5.28	CONFLICTS OF INTEREST.	25
5.29	LABOR TRAFFICKING AND CHILD LABOR.	25
5.30	BROKERS.	25
5.31	DISCLOSURE.	25

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		25
6.1	ORGANIZATION; CORPORATE AUTHORITY.	26
6.2	AUTHORITY; AUTHORIZATION; EXECUTION AND DELIVERY; ENFORCEABILITY; NO CONFLICT.	26
6.3	CONSENTS.	26
6.4	LITIGATION.	26
6.5	BROKERS.	27
6.6	INVESTMENT REPRESENTATION.	27

ARTICLE VII COVENANTS AND AGREEMENTS		27
7.1	RESTRICTIVE COVENANTS.	27
7.2	CONFIDENTIALITY.	28
7.3	POST-CLOSING TAX MATTERS.	29
7.4	CERTAIN EMPLOYEE MATTERS.	32
7.5	DIRECTOR, MANAGER AND OFFICER RESIGNATIONS.	32
7.6	PRESERVATION OF RECORDS.	33
7.7	PUBLIC ANNOUNCEMENTS.	33
7.8	AVERAGE GROSS PROFIT.	33
7.9	INSURANCE.	33
7.10	WBE CERTIFICATION.	33

ARTICLE VIII CLOSING OBLIGATIONS		34
8.1	CLOSING OBLIGATIONS OF THE SELLER GROUP.	34
8.2	CLOSING OBLIGATIONS OF BUYER.	35

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ARTICLE IX INDEMNIFICATION		35
9.1	GENERALLY.	35
9.2	ASSERTION OF CLAIMS.	36
9.3	NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS.	37
9.4	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.	38
9.5	LIMITATIONS ON INDEMNIFICATION.	39
9.6	SATISFACTION OF INDEMNIFICATION OBLIGATIONS.	39
9.7	PURCHASE PRICE ADJUSTMENTS.	40
9.8	Provisions Not Applicable to Stand Alone Tax Indemnity.	40
9.9	NO RECOURSE TO REPRESENTATIVES.	40

ARTICLE X SHAREHOLDERS’ REPRESENTATIVE		40
10.1	APPOINTMENT AND POWER OF ATTORNEY.	40
10.2	IRREVOCABLE APPOINTMENT.	41
10.3	AUTHORITY.	41
10.4	NO LIABILITY.	42
10.5	EXPENSES.	42
10.6	INDEMNIFICATION OF THE SHAREHOLDERS’ REPRESENTATIVE.	42
10.7	ACTIONS OF THE SHAREHOLDERS.	43
10.8	REMOVAL AND REPLACEMENT.	43
10.9	CONFLICTS OF INTEREST.	43

ARTICLE XI MISCELLANEOUS PROVISIONS		44
11.1	INTERPRETATION; CONSTRUCTION.	44
11.2	NOTICES.	44
11.3	BENEFITS OF AGREEMENT; ASSIGNMENT.	45
11.4	FORCE MAJEURE.	45
11.5	REMEDIES GENERALLY.	46
11.6	WAIVER.	46
11.7	LITIGATION EXPENSES.	46
11.8	TRANSACTION EXPENSES.	46
11.9	GOVERNING LAW.	47
11.10	JURISDICTION AND VENUE; MUTUAL WAIVER OF JURY TRIAL.	47
11.11	INDEPENDENCE OF AGREEMENTS, COVENANTS, REPRESENTATIONS AND WARRANTIES.	47
11.12	MUTUAL CONTRIBUTION.	48
11.13	SEVERABILITY.	48
11.14	COUNTERPARTS AND ELECTRONIC DELIVERY.	48
11.15	AMENDMENT.	48
11.16	ENTIRE AGREEMENT.	48

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of January 3, 2025 is by and between Hornet Staffing, Inc., a Georgia corporation (the “Company”), Laurel Lynn Bruce, an individual residing in the State of Georgia (“Laurel”) acting in her capacity both as a shareholder of the Company and as the “Shareholders’ Representative” pursuant to the provisions contained in Article X of this Agreement, Lawrence Scott Bruce, an individual residing in the State of Georgia (“Lawrence”), and GEE Group Inc., an Illinois corporation (together with its assigns, if any, “Buyer”).  Lawrence and Laurel are each referred to as a “Shareholder” and collectively are referred to as the “Shareholders.”  The Shareholders collectively are referred to as the “Seller Group” and each of them is a “member of the Seller Group.”  Capitalized terms used in this Agreement have the meanings given to them on Annex I.

PREAMBLE

The Company is engaged in the business of providing staffing, recruiting, and employee placement services and supporting MSP companies across the United States in a wide variety of industries (the “Business”).  The Company has one hundred thousand (100,000) shares of capital stock issued and outstanding (the “Shares”), all of which are owned, beneficially and of record, by the Shareholders in accordance with Schedule 5.4(a).  At the Closing, subject to the provisions contained in this Agreement, Buyer desires to acquire from the Shareholders, and the Shareholders desire to sell to Buyer, all of the Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations, and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree and covenant as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Transfer of Shares.

(a) Pursuant to the provisions contained in this Agreement, at the Closing, the Shareholders will assign, convey, sell, and transfer to Buyer, and Buyer will purchase and otherwise acquire from the Shareholders, all of the Shares, clear and free of all Encumbrances (other than transfer restrictions arising under applicable securities Laws).

(b) Each Shareholder waives all rights of first offer, rights of first refusal and similar participation rights that he has with respect to, and consents to, the transfer of the Shares by each of the Shareholders pursuant to the provisions contained in this Agreement.

1.2 Base Purchase Price.

The aggregate consideration to be delivered in accordance with the terms and conditions of this Agreement to the Shareholders at Closing, or as otherwise provided in this Agreement, for the purchase and sale of the Shares will be an amount equal to (A) Cash Portion, plus (B) the Promissory Notes Amount, (the combined total of (A) and (B) the “Base Purchase Price”), plus (C) the 338(h)(10) Gross-Up Amount, if any, paid in accordance with Section 7.3(g), plus (D) the Assumed Indebtedness. The Base Purchase Price is subject to adjustment after Closing pursuant to Section 3.2 (as so adjusted, the “Final Base Purchase Price”).

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1.3 Payment of the Base Purchase Price.

At Closing, Buyer shall deliver or caused to be delivered,

(a) cash payments by wire transfer of immediately available funds to accounts and payees specified in the Estimated Closing Settlement Statement for satisfaction of all the Closing Indebtedness;

(b) cash payments by wire transfer of immediately available funds to accounts and payees specified in the Estimated Closing Settlement Statement for payment of all the Company Transaction Expenses;

(c) an amount equal to the Estimated Cash Payment payable by wire transfer of immediately available funds to the account or accounts designated to Buyer by the Shareholders’ Representative (acting on behalf of the Shareholders) in writing no later than three (3) Business Days before the Closing Date, pro rata in accordance with each Shareholder’s respective ownership interest in the Company (with respect to each Shareholder as further set forth in Schedule 1.3(c), such Shareholder’s “Pro Rata Interest”); and

(d) duly executed promissory notes, subordinate to Buyer’s lenders, substantially in the form attached to this Agreement as Exhibit A (the “Notes”) to each Shareholder pro rata in principal amount to the Shareholders in accordance with their respective Pro Rata Interests.

The payments made by Buyer pursuant to subsections 1.3(a) and 1.3(b) above are, and for all purposes will be considered, payments on behalf of the Company and in respect of obligations and liabilities of the Company.

1.4 Set Off.

Buyer will have the right (but not the obligation), in its absolute and sole discretion to offset any payments due to the Shareholders (including via the Shareholders’ Representative) pursuant to the provisions contained in this Agreement, including payments due under the Notes, with any Losses incurred by Buyer pursuant to the provisions contained in this Agreement (including those Buyer Losses incurred as a result of the indemnification events contained in Section 9.1(a), and any amount due by the Shareholders pursuant to the provisions contained in Article III and Section 7.3) and pursuant to the terms of Section 7.8.

1.5 Delivery of Shares.

In consideration of Buyer’s delivery of the Base Purchase Price pursuant to the provisions contained in Section 1.3, at the Closing, the Shareholders will deliver to Buyer the certificates representing the Shares, endorsed for transfer to Buyer or accompanied by executed stock powers transferring the Shares to Buyer, in each case sufficient in form and substance to convey to Buyer good title to all of the Shares, clear and free of all Encumbrances (other than restrictions on transfer pursuant to applicable Law).

1.6 Further Assurances.

The Shareholders, at any time after the Closing, upon the written request of Buyer, will acknowledge, deliver, do and execute, and cause to be acknowledged, delivered, done and executed, all such further acts, assignments, conveyances, deeds, documents, instruments, powers of attorney, transfers and other assurances as may be required to (a) assign, confirm, convey, sell and transfer to and vest in Buyer good and valid title to the Shares, clear and free of all Encumbrances, and (b) confirm to Buyer that the Shares constitute all of the validly issued and outstanding capital stock of the Company.

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1.7 Withholding.

Buyer and any other applicable withholding agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

THE CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement and the Related Documents, or on such other date and at such other place as will be mutually agreed upon by the Parties by the delivery and exchange of signature pages sent by e-mail and/or facsimile (followed by the delivery and exchange of original signatures pages sent by a nationally-recognized, overnight courier, to the Parties at the addresses contained in Section 11.2). The date on which the Closing occurs is referred to as the “Closing Date.” Closing shall deem to have occurred as of the Effective Time.

ARTICLE III

BASE PURCHASE PRICE ADJUSTMENT

3.1 Estimated Closing Settlement Statement.

At least two (2) Business Days before the Closing Date, the Company and the Shareholders’ Representative will prepare and deliver to Buyer a statement (the “Estimated Closing Settlement Statement”) setting forth the Company’s and the Shareholders’ Representative’s good faith computation of the following items:

(a) the Estimated Closing Net Working Capital as of the close of business on the day immediately preceding the Closing Date determined in accordance with the principles and methodology set forth in Annex II (the “Working Capital Methodology”) and the Estimated Working Capital Deficit, if any or the Estimated Working Capital Surplus, if any;

(b) the aggregate amount of Indebtedness of the Company outstanding as of immediately prior to the Closing, other than the Assumed Indebtedness (the “Closing Indebtedness”);

(c) the aggregate amount of all the Company Transaction Expenses unpaid as of immediately prior to the Closing; and

(d) the Shareholders’ Representative’s calculation of the Estimated Cash Payment.

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3.2 Adjustment of Base Purchase Price.

(a) If the Estimated Closing Net Working Capital is less than the Target Net Working Capital Amount (the amount of such deficit being the “Estimated Net Working Capital Deficit”), then the Base Purchase Price will be decreased by an amount equal to the Estimated Net Working Capital Deficit (with a corresponding reduction in the Cash Portion until the Cash Portion is reduced to zero and then a corresponding reduction in the Promissory Notes Amount, if necessary).

(b) If the Estimated Closing Net Working Capital is greater than the Target Net Working Capital Amount (the amount of such surplus being the “Estimated Net Working Capital Surplus”), then the Base Purchase Price will be increased by an amount equal to the Estimated Net Working Capital Surplus (with a corresponding increase in the Promissory Notes Amount).

(c) If the Estimated Closing Net Working Capital is equal to the Target Net Working Capital Amount, then no adjustment will be made pursuant to the provisions of this Section 3.2.

3.3 Delivery of Closing Statement and Notice of Adjustment.

As soon as practicable following the Closing Date, but in no event more than ninety (90) days after the Closing Date, Buyer will prepare and deliver to the Shareholders’ Representative the following:

(a) a statement (the “Closing Statement”) setting forth Buyer’s good faith computation of the of the Closing Net Working Capital as of the Effective Time determined in accordance with the Working Capital Methodology;

(b) a notice setting forth Buyer’s proposed adjustment, if any, to the Purchase Price pursuant to the provisions contained in Section 3.5 (the “Notice of Adjustment”); and

(c) reasonably detailed supporting documents for the calculation of Closing Net Working Capital.

3.4 Review and Final Determination of Base Purchase Price.

(a) The Shareholders’ Representative (together with the Shareholders’ Representative’s accountant) will be entitled to review and, if applicable, object to the Notice of Adjustment for a period of twenty (20) days following the Shareholders’ Representative’s receipt of the Notice of Adjustment. The Notice of Adjustment will become binding and final upon the Parties on the twenty-first (21st) day following the Shareholders’ Representative’s receipt of the Notice of Adjustment unless the Shareholders’ Representative before such date gives written notice to Buyer of the Shareholders’ Representative’s disagreement therewith (an “Adjustment Disagreement Notice”). Any Adjustment Disagreement Notice will specify in reasonable detail the nature of any disagreement so asserted (the “Disputed Items”) and will refer explicitly to this Section 3.4(a). If a timely Adjustment Disagreement Notice is received by Buyer, then the Base Purchase Price set forth therein (as revised in accordance with the resolution reached in clause (i) or clause (ii) contained in this Section 3.4(a)) will become binding and final upon the Parties on the earlier of the date on which (i) Buyer and the Shareholders’ Representative resolve in writing all of the Disputed Items or (ii) all of the Disputed Items are finally resolved in writing by the Arbitrating Accountants pursuant to the provisions contained in Section 3.4(b). The date on which the Base Purchase Price becomes binding and final pursuant to the provisions contained in this Section 3.4 will be referred to as the “Adjustment Final Determination Date.”

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(b) During the fifteen (15) days immediately following Buyer’s receipt of any Adjustment Disagreement Notice, Buyer and the Shareholders’ Representative will seek in good faith to resolve in writing the Disputed Items. At the end of such fifteen (15) day period, Buyer and the Shareholders’ Representative will submit to the Arbitrating Accountants for review and resolution of all of the unresolved Disputed Items. Buyer will submit its Notice of Adjustment and the Shareholders’ Representative will submit her Adjustment Disagreement Notice (which in each case will not be different than the Notice of Adjustment delivered to the Shareholders’ Representative by Buyer, or the Adjustment Disagreement Notice delivered to Buyer by the Shareholders’ Representative), together with such supporting documentation as Buyer and the Shareholders’ Representative, as applicable, deems appropriate, to the Arbitrating Accountants within ten (10) days after the date on which such unresolved Disputed Items were submitted to the Arbitrating Accountants for resolution. The Arbitrating Accountants’ resolution of the unresolved Disputed Items will be based solely on the materials submitted and presentations made by Buyer and the Shareholders’ Representative that are in accordance with the guidelines and procedures contained in this Agreement (i.e., not on the basis of the Arbitrating Accountants’ independent review). The Arbitrating Accountants will be required to reach a binding and final resolution of the Disputed Items and provide their own calculation of the Base Purchase Price (which calculation must be within the range of the calculations submitted by Buyer and the Shareholders’ Representative), whereupon such calculation will be the binding and final calculation of the Base Purchase Price. The Arbitrating Accountants’ calculation of the Base Purchase Price and the resolution of any Disputed Items will be (i) in writing, (ii) furnished to Buyer and the Shareholders’ Representative as soon as practicable after the Disputed Items have been referred to the Arbitrating Accountants, (iii) made in accordance with the provisions contained in this Agreement and (iv) binding upon, conclusive to and non-appealable by the Parties, and the exclusive and sole method for resolving the Disputed Items, absent fraud or manifest error. Buyer and the Shareholders’ Representative will endeavor in good faith to cause the Arbitrating Accountants to deliver their final determination as soon as practicable, and in any event within forty-five (45) days after the date of submission of the dispute to the Arbitrating Accountants. Each Party will pay her, his or its own costs, expenses and fees incurred in connection with the discussion and negotiation of all Disputed Items; provided, however, that the costs, expenses and fees of the Arbitrating Accountants will be borne (y) by the Shareholders (jointly and severally) in an amount equal to that proportion that the Shareholders are not awarded relative to the aggregate amount contested by the Shareholders’ Representative (up to one hundred percent (100%) of such costs, expenses and fees) and (z) by Buyer in an amount equal to that proportion that the Shareholders are awarded relative to the amount contested by the Shareholders’ Representative (up to one hundred percent (100%) of such costs, expenses and fees). For example, if the Adjustment Disagreement Notice contains Disputed Items with a value of $100,000, and the Arbitrating Accountants award $75,000 to the Shareholders, the Shareholders will bear 25% of the costs, expenses and fees of the Arbitrating Accountants and Buyer will bear the remaining 75%. Any determinations by the Arbitrating Accountants, and any work or analyses performed by the Arbitrating Accountants, will be inadmissible in evidence in any Proceeding between any Parties other than to the extent necessary to enforce payment obligations contained in Section 3.5.

3.5 Adjustment of Base Purchase Price; Payments.

(a) If the Closing Net Working Capital is less than the Estimated Closing Net Working Capital (the amount of such deficit being the “Overpayment Amount”), then, (i) within sixty (60) days following the Adjustment Final Determination Date, the Shareholders will pay to Buyer, in accordance with their Pro Rata Interest, by wire transfer of immediately available funds to the account or accounts designated to the Shareholders’ Representative in writing by Buyer within seven (7) days following the Adjustment Final Determination Date an amount equal to the Overpayment Amount, and (ii) the Purchase Price will be decreased by an amount equal to the Overpayment Amount actually paid to Buyer. The Shareholders’ obligation to pay the Overpayment Amount is a joint and several obligation of the Shareholders.

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(b) If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital (the amount of such surplus being the “Underpayment Amount”), then (i) within thirty (30) days following the Adjustment Final Determination Date, the Buyer will, at Buyer’s sole option, (a) pay to the Shareholders in accordance with their Pro Rata Interest, by wire transfer of immediately available funds to the account or accounts designated to Buyer by the Shareholders’ Representative in writing within seven (7) days following the Adjustment Final Determination Date an amount equal to the Overpayment Amount, or (b) issue amended promissory notes reflecting an increase in the principal amount equal to the Underpayment Amount to each Shareholder in accordance with their Pro Rata Interest, and (ii) the Purchase Price will be increased by an amount equal to the Underpayment Amount actually paid by Buyer.

(c) If the Closing Net Working Capital is equal to the Estimated Closing Net Working Capital, then no adjustment will be made pursuant to the provisions of this Section 3.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, jointly and severally represents and warrants to Buyer and the Company as of the date of this Agreement as follows:

4.1 Title to the Shares.

Such Shareholder is the lawful owner, beneficially and of record, of the number of Shares set forth opposite her or his name on Schedule 5.4(a), and has good and marketable title to such Shares, clear and free of all Encumbrances and with no restriction on the voting rights or other incidents of record or beneficial ownership pertaining thereto. Except for this Agreement and the Related Documents, there are no Contracts between such Shareholder and any other Person (including the Company) with respect to the acquisition, disposition, registration, Transfer or voting of, or any other matters arising out of, based upon, connected with, incidental to or related to any of the Shares or other Securities of the Company. Such Shareholder has no right whatsoever to purchase, receive or otherwise acquire any additional stock or other Securities of the Company. Such Shareholder waives all preemptive rights, rights of first offer, rights of first refusal and similar participation rights that he, she, or it has or had with respect to any issuance of the Company’s Securities on or before the Closing.

4.2 Shareholders.

The Shareholders are individuals residing in the State of Georgia.

4.3 Authority; Authorization, Execution and Delivery; Enforceability; No Conflict.

(a) Such Shareholder has the absolute and full authority, capacity, legal right, and power to execute, deliver and perform all of her, his or its duties, Liabilities and obligations contained in this Agreement and each Related Document to which such Shareholder is or will be a party, and to consummate the transactions contemplated by this Agreement and such Related Documents. Such Shareholder’s execution and delivery of this Agreement and each Related Document to which such Shareholder is or will be a party, and the performance by such Shareholder of her, his or its respective duties, Liabilities and obligations hereunder and thereunder, have been validly authorized by all requisite action (company, corporate or otherwise) on the part of such Shareholder (including, if such Shareholder is not a natural person, its board of directors, board of managers, members and shareholders).

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(b) This Agreement and each Related Document to which such Shareholder is or will be a party has been, or upon such Shareholder’s execution thereof will be, validly executed and delivered by such Shareholder and (assuming the due authorization, execution and delivery thereof by each of the other parties hereto and thereto) constitutes, or upon such Shareholder’s execution and delivery thereof will constitute, binding and valid obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective provisions, subject to applicable Bankruptcy, fraudulent conveyance, insolvency, moratorium and similar Laws affecting creditors’ remedies and rights generally, and, as to enforceability, subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Such Shareholder is not the subject of any Bankruptcy, fraudulent conveyance, insolvency, moratorium, or similar Law or Proceeding affecting creditors’ remedies and rights generally.

(c) Neither the execution and delivery by such Shareholder of, nor the performance of or compliance with such Shareholder’s duties, Liabilities and obligations contained in, this Agreement or any of the Related Documents to which such Shareholder is or will be a party, will (i) conflict with, or result in any violation of, or cause a breach or default (with or without notice or lapse of time or both) under, any provision contained in the Company’s Charter Documents, (ii) conflict with, or result in any violation of, or cause a breach or default (with or without notice or lapse of time or both) under, or give rise to any right of acceleration, amendment, cancellation, modification or termination of any obligations contained in, or the loss of any benefit under, any provision contained in any Contract to which such Shareholder or the Company is a party, or by which such Shareholder or the Company, or any of such Shareholder’s Shares or the Company’s Assets, are or may be bound, (iii) violate any Law applicable to such Shareholder or the Company, (iv) result in an Encumbrance on or against any of such Shareholder’s Shares or the Company’s Assets, or (v) give rise to any claim against Buyer.

4.4 Consents.

No approval, authorization, consent or Permit of or by, or notification of or filing with, any Person (governmental or otherwise) is required to be obtained by such Shareholder for, as a result of, or in connection with, the performance by such Shareholder of her, his or its duties, Liabilities and obligations contained in this Agreement or any of the Related Documents to which such Shareholder is or will be a party, or the consummation by such Shareholder of the transactions contemplated by this Agreement and the Related Documents to which such Shareholder is a party.

4.5 Investment.

(a) The Shareholders (A) understand that the Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) are acquiring the Notes solely for his or her own account for investment purposes, and not with a view to the distribution thereof, (C) are sophisticated investors with knowledge and experience in business and financial matters, (D) has received certain information concerning Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding their respective Notes, and (E) are able to bear the economic risk and lack of liquidity inherent in holding the Notes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP

The members of the Seller Group, jointly and severally, represent and warrant to Buyer as of the date of this Agreement as follows:

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5.1 Organization; Power; Authority; Good Standing.

The Company is a corporation organized, validly existing and in good standing under the Laws of the State of Georgia and has all requisite authority and power to lease, operate and own its Assets and to carry on its business (all of which collectively comprise the Business) as presently conducted. The Company is qualified and in good standing to transact business as a foreign Persons in those jurisdictions listed on Schedule 5.1, which jurisdictions constitute all of the jurisdictions in which the failure to obtain such qualification could have a Material Adverse Effect. Buyer has been furnished with complete and true copies of the Company’s Charter Documents, in each case as in effect as of the date of this Agreement and on the Closing Date. The Company has not (a) engaged in any business or activity other than the Business or (b) used any assumed name, trade name or other company name, other than “Hornet Staffing” (the “Trade Name”) at any time within the past ten (10) years.

5.2 Authority; Authorization, Execution and Delivery; Enforceability; No Conflict.

(a) The Company has the absolute and full authority, capacity, legal right, and power to execute, deliver and perform all of its duties, Liabilities and obligations contained in this Agreement and each Related Document to which the Company is or will be a party, and to consummate the transactions contemplated by this Agreement and the Related Documents. The Company’s execution and delivery of this Agreement and the Company’s execution and delivery of each Related Document to which it is or will be a party, and the performance by the Company of its duties, Liabilities, and obligations hereunder and thereunder, have been validly authorized by all requisite action (company, corporate or otherwise) on the part of the Company (including its board of directors and shareholders, as applicable).

(b) This Agreement and each Related Document to which the Company is or will be a party have been, or upon the Company’s execution and delivery thereof will be, validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery thereof by each of the other parties hereto and thereto) constitutes, or upon the Company’s execution and delivery thereof will constitute, binding and valid obligations of the Company, enforceable against the Company in accordance with their respective provisions, subject to applicable Bankruptcy, fraudulent conveyance, insolvency, moratorium and similar Laws affecting creditors’ remedies and rights generally, and, as to enforceability, subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Company is not the subject of any Bankruptcy, fraudulent conveyance, insolvency, moratorium, or similar Law or Proceeding affecting creditors’ remedies and rights generally.

(c) Neither the execution and delivery by the Company of, nor the performance of or compliance with its duties, Liabilities and obligations contained in, this Agreement or any of the Related Documents to which the Company is or will be a party, will (i) conflict with, or result in any violation of, or cause a breach or default (with or without notice or lapse of time or both) under, any provision contained in the Company’s Charter Documents, (ii) conflict with, or result in any violation of, or cause a breach or default (with or without notice or lapse of time or both) under, or give rise to any right of acceleration, amendment, cancellation, modification or termination of any obligations contained in, or the loss of any benefit under, any provision contained in any Contract to which the Company is a party, or by which the Company or any of its Assets are or may be bound, (iii) violate any Law applicable to the Company, (iv) result in an Encumbrance on or against any of the Shares, the Company’s Assets, or (v) give rise to any claim against Buyer.

5.3 Consents.

Except as listed on Schedule 5.3, no approval, authorization, consent or Permit of or by, or notification of or filing with, any Person (governmental or otherwise) is required to be obtained by the Company for, as a result of, or in connection with the performance by the Company of its duties, Liabilities and obligations contained in this Agreement or in any of the Related Documents to which the Company is or will be a party, or the consummation by the Company of the transactions contemplated by this Agreement and the Related Documents to which the Company is a party.

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5.4 Capitalization.

(a) The Company’s authorized shares of capital stock and the total number of the Company’s issued and outstanding shares of capital stock are listed on Schedule 5.4(a). All such outstanding shares of capital stock listed on Schedule 5.4(a) are validly issued and outstanding, fully paid and non-assessable, with no personal Liability attached to the ownership thereof, and are held of record and beneficially by the Persons, and in the respective amounts, set forth on Schedule 5.4(a), clear and free of all Encumbrances and with no restriction on the voting rights or other incidents of record or beneficial ownership pertaining thereto.

(b) Except for those items described on Schedule 5.4(b), there are no outstanding Securities that are convertible into or exchangeable for any equity Securities of the Company, or calls that carry the right to acquire convertible Securities, options, puts, registration or other rights, subscriptions, warrants, or other Contracts obligating the Company to purchase or otherwise acquire, register, or sell or otherwise dispose of any of its Securities or any ownership interest or rights therein. There are no Contracts or restrictions to which any other Person is bound relating in any way to any of the Company’s shares of capital stock or other Securities, including voting trusts or other similar Contracts with respect to the voting of the Company’s shares of capital stock or other Securities. There are no phantom stock rights, stock appreciation rights or other similar Contracts or rights outstanding with respect to the Company.

(c) None of the Company’s outstanding equity securities or other Securities were issued in violation of the Securities Act or any other Law applicable to Securities.

(d) Each Shareholder’s Pro Rate Interest set forth in Schedule 1.3(c) are complete and accurate.

5.5 Subsidiaries; Investments.

The Company does not, and has not ever, own or hold, directly or indirectly, beneficially or of record, any equity interest in, debt obligation of (excluding accounts receivable arising in the Ordinary Course of Business) or Securities (including the right to acquire any shares of capital stock, membership units, partnership interests, joint venture interests or other equity ownership interests) of any other Person.

5.6 Books and Records.

The members of the Seller Group have delivered to Buyer complete and true copies of all of the Company’s Charter Documents, stock and other equity ownership records and corporate minute books and records. Such books and records accurately reflect all stock and other equity ownership transactions of the Company, and all resolutions and written consents adopted by the Company’s shareholders and/or the board of directors.

5.7 Financial Information.

(a) Schedule 5.7(a) contains accurate and complete copies of the following:

(i) The Company’s (A) unaudited balance sheet as of December 31, 2023 (the “Annual Balance Sheet”), and the related unaudited statements of income, shareholder’s equity (or retained earnings) and cash flows for the fiscal year ended December 31, 2023, and (B) unaudited balance sheets as of December 31, 2022 and December 31, 2021, and the related unaudited statements of income, shareholders’ equity (or retained earnings) and cash flows for the fiscal years ended December 31, 2022 and December 31, 2021 (collectively, and together with the Annual Balance Sheet, the “Annual Financial Statements”); and

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(ii) The Company’s (A) unaudited balance sheet as of September 30, 2024 (the “Latest Balance Sheet;” with such date being referred to as the “Latest Balance Sheet Date”), and (B) unaudited statements of income, shareholders’ equity (or retained earnings) and cash flows for the nine (9) month period then ended (collectively, and together with the Latest Balance Sheet, the “Latest Financial Statements”).

(b) The Financial Statements (i) are complete and true in all respects, (ii) fairly present the Company’s consolidated financial position as of the dates indicated and the results of the Company’s consolidated operations for the periods indicated, (iii) have been prepared using on the tax basis of accounting, consistently applied throughout the periods covered, and (iv) are in accordance with the Company’s books and records, which books and records are complete and true in all respects and have been maintained in a manner consistent with historical practice. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and to maintain accountability for earnings and assets.

5.8 No Undisclosed Liabilities.

(a) The Company does not have any Liability except (a) to the extent expressly reflected or reserved against on the Latest Balance Sheet, (b) Deferred Revenue Liabilities (excluding any Liabilities resulting from or relating to any breach or violation of, or default under, or any alleged breach or violation of, or alleged default under, any related Contract that arises out of, is based upon, is connected with, is incidental to or is related to circumstances, events or facts existing or occurring as of or before the Closing, notwithstanding that the date on which any Proceeding with respect thereto is commenced or made is after the Closing), (c) Liabilities incurred in the Ordinary Course of Business since the Latest Balance Sheet Date (other than any such liability arising from any breach of, default under or violation of any Contract, or arising out of, based upon, connected with, incidental to or relating to any breach of warranty, infringement, tort or violation of any Law or any Proceeding), and (d) as described on Schedule 5.8(a). The Company has not, either expressly or by operation of law, has ever assumed or undertaken any Liability of any other Person.

(b) Schedule 5.8(b) contains a complete and true list of all COVID-19 Assistance Programs in which the Company is participating, or in which the Company has participated, and the amount of funds or relief, or other benefit, requested or received by the Company under each COVID-19 Assistance Program. The Company was at all times eligible to receive the funds provided under such COVID-19 Assistance Programs at the time of application therefor, and at the time such funds were received. The Company’s uses of proceeds from the COVID-19 Assistance Programs at all times complied with the uses allowed by such COVID-19 Assistance Programs. The Company has complied with all applicable requirements for loan forgiveness and any Tax credits or deferral of Taxes pursuant to COVID-19 Assistance Programs. All Liabilities of the Company in connection with all COVID-19 Assistance Programs have been fully forgiven, the Company has no Liabilities with respect to such COVID-19 Assistance Programs, and there is not and there will not be any reasonable ground for any Governmental Authority to require the Company to repay any amounts received pursuant to any COVID-19 Assistance Programs.

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5.9 Absence of Changes.

(a) Except as described on Schedule 5.9, since the Latest Balance Sheet Date, the Company has been operated in the Ordinary Course of Business, and there has not been any Material Adverse Effect.

(b) Except as described on Schedule 5.9, since the Latest Balance Sheet Date, there has not been

(i) any casualty loss or damage to any of the Company’s Assets, whether or not covered by insurance;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any of the Company’s shares of capital stock or other Securities, or any direct or indirect purchase or other acquisition, registration, or sale or other disposition of any of the Company’s shares of capital stock or other Securities, or any other payments of any nature directly or indirectly to or for the benefit of any Shareholder or any of the Company’s Affiliates (whether or not on or with respect to the Company’s shares of capital stock or other Securities owned by any Shareholder or any such Affiliate), other than salaries and benefits paid in the Ordinary Course of Business;

(iii) any general or uniform increase in the compensation of the Company’s employees or individual independent contractors (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or any increase in or prepayment of any such compensation payable to or to become payable to the Company’s directors, key employees, or officers, except as required by Law;

(iv) any (A) increase in the compensation or benefits payable or made available to any of the Company’s employees, directors or individual independent contractors (except for changes in compensation required pursuant to Contracts disclosed on Schedule 5.9), (B) adoption, entering into, termination or, except required to comply with Law, amendment to, any Company Benefit Plan, (C) acceleration of the time of payment, funding or vesting of compensation or benefits due, or provision for the payment of amounts not otherwise due, to any current or former employee, director or individual independent contractor of the Company, or (D) termination (other than for cause) of the employment, engagement or other service of, or hiring or engagement of, any current or former employee, director or other individual independent contractor of the Company;

(v) any implementation of any employee layoffs that could implicate the WARN Act;

(vi) any purchase or other acquisition, or sale or other disposition, of any of the Company’s Assets, other than the sale or other disposition of worn or obsolete furniture, fixtures, or equipment for fair value, and the licensing or sublicensing of any of the Requisite Rights, in each case in the Ordinary Course of Business;

(vii) any delay or postponement of the payment of accounts payable and other Liabilities, other than in the Ordinary Course of Business;

(viii) any Contract regarding the amalgamation, consolidation, or merger of the Company with or into, or the sale or other disposition of the Company to, any other Person or division thereof;

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(ix) any material change in amortization or depreciation policies or rates previously adopted, any material change in income or expense recognition or bad debt reserve, write-down or write-off policies previously adopted, any material write-up or write-down of inventory or other Assets, or any other material change in accounting or Tax reporting or methods or practices followed by the Company;

(x) any Tax Liability incurred or changes to the Company’s reserve for Taxes, or any compromise or settlement of any Proceeding in respect of Taxes, or the filing of any amended Tax Return;

(xi) any material change in the manner in which the Company’s services are marketed (including any change in prices), any change in the manner in which the Company extends credit or discounts to any customer, or any change in the manner or terms by which the Company collects its accounts receivable;

(xii) any acceleration, amendment, cancellation, modification or termination of any Contract (or series of related Contracts), or any notice delivered to the Company, in writing or orally, that any other party to any such Contract intends to take any such action;

(xiii) any failure by the Company to make scheduled capital expenditures or investments, or any commitment to make any capital expenditures where payment will be due on or after the Closing, or any failure to pay trade accounts payable or any other of the Company’s Liabilities in the Ordinary Course of Business;

(xiv) any agreement to settle, or any commencement, settlement, waiver or other compromise of, any pending or threatened Proceeding against the;

(xv) other than in the Ordinary Course of Business, (A) any abandonment, assignment, disposal, license, lapse, or sale of any Requisite Rights or (B) any disclosure of any Confidential Information or Trade Secret to a third party other than pursuant to a written Contract protection such Confidential Information and Trade Secrets;

(xvi) any amendment, modification, or restatement of any of the Charter Documents of the Company; or

(xvii) any Contract (other than this Agreement and the Related Documents) to take any of the actions specified in clause (i) through clause (xvi) of this Section 5.9.

5.10 Tax Matters.

(a) Buyer has been furnished with complete and true copies of all Tax Returns filed by or on behalf of the Company for Tax years beginning after January 1, 2021.

(b) The Company

(i) is and at all times since its formation has been an S corporation (within the meaning of Section 1361 of the Code and Section 1362 of the Code) for each taxable year since its incorporation;

(ii) has not taken any action to terminate, and, other than the transactions contemplated pursuant to the provisions contained in this Agreement, no condition exists that could result in the termination of, the Company’s S corporation status (within the meaning of Section 1361 of the Code and Section 1362 of the Code) on or before the Closing Date;

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(iii) has no “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code; and

(iv) has no liability for any Tax under Section 1374 of the Code.

(c) The Company has:

(i) timely paid or caused to be paid all Taxes required to be paid by each of them (including any Taxes shown due on any Tax Return);

(ii) filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by each of them with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all of which Tax Returns were complete and true in all respects and complied with all Tax Laws;

(iii) complied with all applicable Laws relating to the collection or withholding of Taxes (including sales Taxes, withholding of Taxes from the wages of employees, and/or the collection or withholding of Taxes from any other Person);

(iv) either (A) not claimed any employer retention tax credits (“ERTC”) under the CARES Act, or (B) if any ERTC credits have been claimed, made all such claims in full compliance with the CARES Act and Tax Laws (including the IRS’ General Legal Advice Memorandum 2023-005 if such claims were based on disruption of a supplier), and properly reduced its wage deductions by the amount of the ERTC in the Tax year in which the wages were paid, such that there are no grounds for any Governmental Authority to claim underpayment of Taxes based on any filed ERTC claim;

(v) not (A) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state or local Law), (B) deferred any Taxes (including both the employer and employee portion of any such Taxes) or filed an amended Tax Return under, or in response to, the CARES Act, or (C) sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer pursuant to the CARES Act sought) any “Paycheck Protection Program” payments or other loans, grants or similar financial assistance in connection with the CARES Act, except as disclosed on Schedule 5.8(b); and

(vi) made adequate and full provision (A) on the Latest Balance Sheet for all Taxes payable by the Company for all periods ending on or before the Latest Balance Sheet Date and (B) on the Company’s books and records for all Taxes payable by the Company for all periods beginning on or after the Latest Balance Sheet Date.

(d) No member of the Seller Group is a foreign Person within the meaning of Section 1.1445-2(b) of the Treasury Regulations and the transactions contemplated by this Agreement are not subject to the withholding provisions of Section 1445, Section 3406, or subchapter A of Chapter 3 of the Code.

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(e) The Company has never:

(i) been notified by the United States Internal Revenue Service (the “IRS”) or any other Governmental Authority of any intent to audit or examine the Company in connection with any Taxes or of a deficiency or adjustment to any Taxes or Tax Return, and there are no pending Tax audits or Proceedings, and none of the Shareholders or any Affiliate of the Company has any reason to expect that there is any basis for the IRS or other Governmental Authority to initiate an audit of, or assess any Taxes against, the Company for any taxable period for which the Company has filed, or should have filed, a Tax Return;

(ii) requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

(iii) been given or requested any waiver of statutes of limitations related to Taxes;

(iv) been the subject of any claim made by any Governmental Authority in a jurisdiction in which the Company does not file Tax Returns (or otherwise pays Taxes for which no Tax Returns are required to be filed) that may cause the Company to be subject to Liability for unpaid Taxes imposed by that jurisdiction;

(f) The Company has not made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make an “excess parachute payment” within the meaning of Section 280G of the Code, which is or may be subject to the imposition of a Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

(g) The Company has never been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and/or Section 1.6011-4(b) of the Treasury Regulations, or any transaction that is the same as or substantially similar to one of the types of transactions referred to as “listed transactions” in Section 1.6011-4(b)(2) of the Treasury Regulations.

(h) The Company is not currently liable for any Tax pursuant to Section 1374 of the Code and will not be liable for any Tax pursuant to Section 1374 of the Code in connection with the deemed sale of the Company’s Assets caused by any Section 338(h)(10) Election, if any. The Company has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hand of the transferor, or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(i) The Company has not failed to comply with the reporting and/or withholding requirements of Section 409A of the Code, such that any additional Tax reasonably could be expected to be imposed under Section 409A of the Code.

5.11 Title to Assets and Related Matters.

(a) The Company owns (or has a valid leasehold or licensee interest in) all of the Assets that are necessary for, required for or used in the conduct of the Business, including those Assets reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except for Assets sold or otherwise disposed of since the Latest Balance Sheet Date in the Ordinary Course of Business, and accounts receivable and notes receivable paid in full subsequent to the Latest Balance Sheet Date in the Ordinary Course of Business), clear and free of all Encumbrances. Such Assets are in good operating condition and repair (normal wear and tear excepted), are sufficient to operate the Business as presently conducted, are suitable for the uses for which they are used in the Business, and are not subject to any condition that materially interferes with the economic value or use thereof. All leased Assets are in such condition as to permit the surrender thereof to the lessors thereunder on the date of this Agreement without any cost, expense or fee for repair or restoration as if the related leases expired or were terminated on the date of this Agreement in the Ordinary Course of Business.

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(b) Schedule 5.11(b) contains a complete and true list of the tangible personal property owned by the Company as of the Closing Date that is used to operate the Business as presently conducted. All tangible personal property listed on Schedule 5.11(b) is (a) usable in the Ordinary Course of Business and (b) located on the Real Property, except for tangible personal property in transit in the Ordinary Course of Business (including cellular telephones, laptops, tablet computers and similar equipment that by their nature are intended for use off the Real Property).

5.12 Accounts and Notes Receivable.

Schedule 5.12 contains a complete and true list of the Company’s accounts receivable and notes receivable as of the most recent practicable date before the date of this Agreement, including the name of the account debtor or note debtor and the amount owed by such account debtor or note debtor (identifying the portion of such amount that is current, thirty (30) days past due, sixty (60) days past due, ninety (90) days past due, one hundred and twenty (120) days past due, one hundred and fifty (150) days past due, and one hundred fifty-one (151) or more days past due). All accounts receivable and notes receivable owing to the Company as of the date of this Agreement constitute valid, collectible, and enforceable claims arising from bona fide transactions in the Ordinary Course of Business and payable on ordinary trade terms, subject to applicable Bankruptcy, fraudulent conveyance, insolvency, moratorium and similar Laws affecting creditors’ remedies and rights generally, and, as to enforceability, subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity), and there are no asserted claims, refusals to pay or other rights of set-off claimed against any of such accounts receivable or notes receivable. There is, except as described on Schedule 5.12, no account debtor or note debtor that (a) is delinquent by more than one hundred and fifty (150) days for payments due from such account debtor or note debtor or (b) has refused, or to the Knowledge of the members of the Seller Group threatened to refuse, or notified any member of the Seller Group that it may refuse, to pay its obligations to the Company for any reason, or has otherwise made a claim of set-off or similar claim. No account debtor or note debtor that owes the Company in the aggregate is Bankrupt or insolvent. Those items categorized as “legal” on Schedule 5.12 constitute all items that (i) have been placed in the hands of third party collection agents, (ii) are owed by account debtors or note debtors with respect to whom Bankruptcy, insolvency or similar Proceedings have been commenced and/or (iii) are owed by account debtors or note debtors who have admitted to the Company an inability to pay all or any portion of any such accounts or notes at any time.

5.13 Real Property - Owned or Leased.

The Company does not, and has not in the seven (7) years preceding the date hereof, (i) own any real property, (ii) hold any Leased Real Property, or (ii) used any real property primarily for the purpose of the Business and the Company is not a party to any Contract to use any real property.

5.14 Inventory.

The Company does not maintain any inventory of goods.

5.15 Intellectual Property.

(a) Schedule 5.15(a) contains a complete and true list of all the Intellectual Property Rights owned or purported to be owned by the Company (collectively, the “Owned Requisite Rights”), which list designates which Owned Requisite Rights are the subject of a registration or an application for registration, including to the extent applicable the application, patent and registration numbers, the jurisdictions of filing and the names of the domain name registrars. The Company (i) exclusively own the Owned Requisite Rights, clear and free of all Encumbrances, (ii) possess exclusive legal rights to dispose of, license, sell and use the Owned Requisite Rights, and (iii) have the right to bring Proceedings for the infringement of the Owned Requisite Rights. None of the Owned Requisite Rights is subject to any Order.

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(b) Schedule 5.15(b) contains a complete and true list of all the Intellectual Property Rights for which the Company has an Inbound License (collectively, the “Licensed Requisite Rights”). The Company possess exclusive legal rights to dispose of, license, sell and use all of the Licensed Requisite Rights (the “Exclusive Licensed Requisite Rights”), except as described on Schedule 5.15(b) (the “Non-Exclusive Licensed Requisite Rights”). There exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a breach or default by the Company under the Inbound Licenses granting the Company the Licensed Requisite Rights.

(c) The Company has:

(i) not granted any Person the right to use any of the Requisite Rights, whether presently or on a contingent basis, except for Outbound Licenses described on Schedule 5.15(c)(i);

(ii) taken commercially practicable and reasonable steps designed to safeguard and maintain (A) the confidentiality and secrecy of the Company’s Confidential Information and (B) the Company’s proprietary rights in all of the Requisite Rights, including obtaining agreements with respect to such matters from each Person who has developed any portion of the Requisite Rights and Systems;

(iii) not (A) infringed upon, interfered with, misappropriated, violated or otherwise come into conflict with any Intellectual Property Rights of any Person, (B) committed any acts of unfair competition, or (C) received from any Person in the past five (5) years any assertion, charge, claim, complaint or notice thereof, and no such assertion, charge, claim, complaint or notice has been implicitly threatened by an offer to license from another Person; and

(iv) not sent to any Person or otherwise communicated to any Person, in the past five (5) years, any assertion, charge, claim, complaint or notice of any current, impending or threatened dilution of, infringement upon, interference with, misappropriation or violation of, or other conflict with any of the Requisite Rights by such other Person or any acts of unfair competition by such other Person, nor is any such infringement, interference, misappropriation, violation, other conflict or act of unfair competition occurring, nor is any such infringement, interference, misappropriation, violation, other conflict or act of unfair is any such infringement, interference, misappropriation, violation, other conflict or act of unfair competition threatened.

(d) Only Object Code versions of the Software owned by the Company and used in the Business (the “Proprietary Software”) have been provided to licensed users of such Software, and no Person except for such licensees has been provided with a copy of the Object Code of the Proprietary Software. All users of the Proprietary Software have non-transferable (without consent of the licensor), non-exclusive Outbound Licenses to use the Proprietary Software.

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(e) None of the Proprietary Software accesses, contains, is associated with, is based on, is bundled or combined with, is compiled, is derived from, is distributed with, incorporates or is incorporated with, links, or uses or is used with, or is being created or developed using, or was created or developed using, any Open Source Material that is licensed under any terms that (i) would require the Company to disclose any Confidential Information related to the Company or the Business, (ii) impose a requirement that any of the Proprietary Software accessing, based on, derived from, distributed with, incorporating, linked with or using the Open Source Material must be (A) disclosed, distributed or made available in Source Code form, (B) licensed for the purpose of making derivative works or modifications, (C) licensed pursuant to provisions that allow disassembly, reverse assembly or reverse engineering of any kind, or (D) redistributable at no or minimal charge, or (iii) otherwise impose or could impose any other material condition, limitation or restriction on the ability or right of the Company to distribute or use the Proprietary Software. The Company’s distribution, licensing, marketing and/or sale of Proprietary Software does not violate any license terms of any Open Source Material used by the Company. The Company has all requisite rights in each item of Open Source Material that it uses in the Business, and does not distribute, license, market or sell any Software containing Open Source Software in a manner that would violate the rights of any third party or the license applicable to the Open Source Software.

(f) None of the Proprietary Software or any of the Software licensed or sub-licensed by the Company to third party customers, contains any “back door,” computer viruses, clock, copy protection device, “drop dead” device, counter, software routine, timer, “time bomb,” “Trojan Horse,” “worm,” or any limiting design or routing, or any other access-restriction bypass mechanism, that would permit unauthorized access, disablement or erasure of data (except for any access-restriction bypass mechanisms that are disclosed to licensees and that are included by the Company for access to such Software by the Company for purposes of monitoring, maintenance, and/or support).

5.16 Agreements, No Defaults.

(a) Schedule 5.16(a) contains a complete and true list of the Material Contracts to which the Company is a party and under which the Company may have any continuing or future Liability. Buyer has been furnished with complete and true copies of the written Material Contracts.

(b) All Material Contracts (i) are in full effect and force, (ii) constitute binding, legal and valid obligations of the Company and, to the Knowledge of the members of the Seller Group the other parties thereto, and (iii) are enforceable in accordance with their respective provisions against the Company and, to the Knowledge of the members of the Seller Group the other parties thereto, in each case subject to applicable Bankruptcy, fraudulent conveyance, insolvency, moratorium and similar Laws affecting creditors’ remedies and rights generally, and, as to enforceability, subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Company has performed its obligations required to be performed by them to date pursuant to the provisions contained in the Material Contracts, and there exists no breach or default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a breach or default in the performance by the Company or, to the Knowledge of the members of the Seller Group any other party to any of the Material Contracts, of its obligations thereunder.

(c) The consummation of the transactions contemplated by this Agreement and the Related Documents will not cause the early expiration or termination of any Material Contract, or the acceleration of any payment by the Company, the addition of any charges or fees against the Company, the phasing out or vesting of any interests or rights held by the Company, or the cancellation or termination of any other obligation of the counterparties to the Material Contract that would not have arisen but for the consummation of the transactions contemplated by this Agreement and the Related Documents. Neither the Company nor any member of the Seller Group has received any written notice that any other party to a Material Contract intends to cancel, non-renew, or terminate any Material Contract.

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5.17 Litigation.

There are no (a) Proceedings pending, or to the Knowledge of the members of the Seller Group threatened, against the Company, whether at law or in equity, civil or criminal in nature, or before or by any arbitrator or Governmental Authority, nor does there exist any basis therefor, or (b) Orders against, involving or with respect to the Company. There are no matters that (i) resulted in any criminal sanctions against the Company at any time, or (ii) were in existence within the last five (5) years by the Company (whether as a result of a civil fine, judgment, settlement or otherwise).

5.18 Service Warranty.

The Company does not offer any warranties or representations with respect to services rendered by the Company. The Company does not sell any products in the Ordinary Course of Business and has no product liability exposure.

5.19 Compliance with Laws.

(a) The Company has been and continue to be, in compliance with all Laws and Orders applicable to it and the Business, including the FACTA, the FCRA, the GLBA, the Patriot Act, and the regulations and rules issued by OFAC, and all Laws relating to the hiring, payment, protection, retention and termination of employees, consultants, contract employees and contractors (including the FLSA).

(b) The Company has all Permits used in or necessary for the conduct of the Business as presently conducted. All of the Permits referred to in the immediately preceding sentence are listed on Schedule 5.19(b) and are in full effect and force. No violations with respect to any of the Permits listed on Schedule 5.19(b) have occurred or are or have been recorded, and no Proceeding is pending, or to the Knowledge of the members of the Seller Group threatened, to limit or revoke any such Permits, and no member of the Seller Group has received any notice with respect to potential violations of the Permits listed on Schedule 5.19(b). The consummation of the transactions contemplated by this Agreement and the Related Documents will not adversely affect Buyer’s ability to use the Permits immediately following the Closing in the conduct of the Business (as it is presently conducted). No investigation or review by any Governmental Authority with respect to the Company is pending, or to the Knowledge of the members of the Seller Group threatened, nor has any Governmental Authority notified the Company of such Governmental Authority’s intention to conduct the same. To the Knowledge of the members of the Seller Group there is no proposed change in any applicable Law that would require the Company to obtain any Permit not listed on Schedule 5.19(b) to conduct the Business as presently conducted. To the Knowledge of the members of the Seller Group there is no proposed Law that, if enacted, would prohibit or restrict the Company from, or otherwise would have a Material Adverse Effect with respect to, conducting the Business in any jurisdiction in which the Company is presently conducting business or presently is proposing to conduct business. Except as listed on Schedule 5.19(b), no member of the Seller Group has certified, represented. or otherwise indicated to any Person that the Company is a small business, minority-owned business, woman-owned business, or similar designation, that would entitle the Company to favored benefits or status.

5.20 Data Privacy and Security.

(a) All Personal Information has been is accessed, collected, created, destroyed, disclosed, disposed of, handled, monitored, processed, protected, received, retained, secured, stored, transferred, transmitted, and used by the Company, and any third parties acting on behalf of the Company, in compliance with the Data Privacy and Security Policies, the Privacy Requirements, and Data Laws.

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(b) In the past five (5) years, (i) the Company has not suffered any Security Incident and (ii) the Company has not been notified by any Governmental Authority or other Person, and there have been no circumstances, events or facts that would require the Company to notify any Governmental Authority or other Person, of any Security Incident or any violation of any Privacy Requirement, Data Privacy and Security Policy, or any Person's individual privacy rights involving Personal Information in the possession or control of the Company.

(c) At all times, the Company has (i) made all disclosures to data subjects about their activities involving Personal Information as required by the Data Privacy and Security Policies and the Privacy Requirements, and none of such disclosures has been materially deceptive, inaccurate or misleading, (including by containing any material omission), and (ii) obtained all necessary consents required under the Privacy Requirements with respect to their handling and use of Personal Information made available to the Company or created by the Company.

(d) In the conduct of the Business, the Company has at all times in the past ten (10) years implemented and maintained, and required all third parties that access, collect, create, destroy, disclose, dispose, handle, monitor, process, protect, receive, retain, secure, store, transfer, transmit, or use any Personal Information for or on behalf of the Company to implement and maintain, commercially reasonable (but no less than industry standard) controls, plans, procedures, programs, and security measures, with respect to the access, collection, creation, destruction, disclosure, disposal, handling, monitoring, privacy, processing, protection, receipt, retention, security, storage, transfer, transmission, or use of such Personal Information.

(e) The execution, delivery, and performance of this Agreement and the Related Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a breach or violation of any Data Privacy and Security Policy or any Privacy Requirement or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(f) The Company has maintained a cyber insurance policy that is adequate and suitable for the nature and volume of Personal Information processed by or on behalf of the Company in the conduct of the Business and is sufficient for compliance with all Privacy Requirements. Schedule 5.20(f) of the Disclosure Schedules contains an accurate and complete list of all pending claims and the claims history for the Company under such cyber insurance policy. The Company has delivered or made available to Buyer an accurate and complete copy of such cyber insurance policy.

5.21 Insurance.

(a) Schedule 5.21(a) contains a complete and true list of the policies of automobile, cargo, fidelity, fire, health, liability, life, product liability, theft, workers’ compensation and other forms of insurance held by or on behalf of the Company (specifying the amount of coverage, basis of coverage (i.e., “occurrence” or “claims made”), insurer, policy number, type of insurance and any pending claims thereunder). All such coverages have been maintained at all times during the course of the operation of the Business. The Company are insured against all risks usually insured against by Persons conducting similar businesses and occupying similar properties in the localities where the Business is conducted and the Company’s properties are located, under policies of such types and in such amounts as are customarily carried by such Persons. The Company are insured against all risks required to be insured against by each Material Contract to which the Company is a party. The Company has maintained workers’ compensation insurance as required by Law, by purchasing such insurance and not by self-insuring.

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(b) With respect to each policy of insurance described on Schedule 5.21(a), (i) all premiums currently are paid and are not subject to adjustment (except for those policies of insurance that are subject to adjustment in the Ordinary Course of Business), (ii) the Company is not in default with respect to its obligations under such policy, (iii) to the Knowledge of the members of the Seller Group no basis exists that would give any insurer under any such policy the right to cancel or unilaterally limit or reduce the stated coverages contained in such policy, (iv) there are no outstanding claims currently pending under such policy that could be expected to cause an increase in the Company’s insurance rates, and no circumstances or facts exist that could be expected to relieve the insurer under such policy of its obligations to satisfy in full any claim thereunder, and (v) neither the Company not its Affiliates has received any notice that any such policy has been or will be cancelled or terminated or will not be renewed on substantially the same terms as are now in effect or that the premium on such policy will be increased on the renewal thereof, except as described on Schedule 5.21(b).

5.22 Employees; Labor Relations; Independent Contractors.

(a) Schedule 5.22(a) contains a complete and true list (the “Employee List”) of the Company’s directors, employees and officers, together with their current compensation (including salary, wages, bonuses and commissions, and accrued and unaccrued sick leave and vacation), the respective dates of hire, and their respective titles (if any), positions held and job locations. To the extent any employee or officer is on a leave of absence, the Employee List indicates the nature of such leave of absence and such employee’s or officer’s anticipated date of return to active employment. The Company’s employees are sufficient to operate the Business in a manner substantially equivalent to the manner in which it has been operated by the Company before the Closing.

(b) No employee or officer listed on the Employee List has given the Company notice, and, to the Knowledge of the members of the Seller Group no employee or officer listed on the Employee List has any plans or intends to terminate her or his employment with the Company during the twelve (12) months following the Closing Date. To the Knowledge of the members of the Seller Group none of the Company’s employees is subject to an employment Contract, noncompetition Contract, non-solicitation Contract, proprietary rights Contract or other Contract that would restrict such employee in the performance of her or his duties for the Company, or the ability of the Company to conduct the Business in a manner substantially equivalent to the manner in which it has been operated by the Company before the Closing.

(c) Within the past three (3) years, no member of the Seller Group has implemented any facility closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance written notification to Buyer. The Company has given all notices required by Law or Contract to be given to employees (or their representatives) as a result of the transactions contemplated by this Agreement.

(d) Schedule 5.22(d) contains a complete and true list of (i) employment discrimination lawsuits, (ii) Equal Employment Opportunity Commission charges, (iii) Occupational Safety and Health Administration citations and litigation, (iv) wage and hour charges and litigation, (v) wrongful discharge lawsuits, (vi) unfair labor practice charges and other Proceedings before the National Labor Relations Board, and (vii) any other employment-related arbitration, charges, citations, lawsuits, litigation and/or Proceedings involving the Company that are presently pending, or to the Knowledge of the members of the Seller Group threatened, at law or in equity, or any such assertions of which any member of the Seller Group has notice, and a brief description of each such arbitration, assertion, charge, citation, lawsuit, litigation and/or Proceeding. Schedule 5.22(d) also contains a complete and true list of the arbitrations, assertions, charges, citations, lawsuits, litigation and Proceedings falling within the above-referenced categories that have been settled or otherwise disposed of within the previous two (2) years, and a brief description of each such arbitration, assertion, charge, citation, lawsuit, litigation and/or Proceeding.

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(e) The Company is not a party to a settlement agreement with a current or former employee, officer or independent contractor that involves allegations relating to sexual harassment or misconduct. No allegations of sexual harassment or misconduct have been made against any current or former officer or employee of the Company. The Company has adequately investigated all sexual harassment allegations of which it is or was made aware within the past three (3) years. With respect to each such allegation, each of the Company has taken all corrective action necessary under Law.

(f) There is no labor dispute or grievance, strike or work slowdown or stoppage pending, or to the Knowledge of the members of the Seller Group threatened, against or involving the Company.

(g) The Company is not a party to or bound by any collective bargaining agreement, union contract or similar Contract, no such Contract is currently being negotiated by the Company, no labor organization, labor union, trade union or works council has taken any action with respect to organizing the Company’s employees, and no representation question exists with respect to any such employees.

(h) The Company is not a joint employer or alter ego, as construed under the NLRA, with or of any of their respective customers, distributors, suppliers or other Persons with which the Company has any Contract, including any owner/operator with whom the Company has a Contract, or any other Person with which the Company has a leasing arrangement (each, an “NLRA Third Party”), and no NLRA Third Party is the Company’s alter ego. The Company (i) does not exercise authority or management power over the operations or personnel of any NLRA Third Party, (ii) does not supervise the employees of any NLRA Third Party or (iii) is not responsible for, or has the authority to effectively recommend, establish or implement the employment or labor relations actions or policies (including any terms of employment, wages and hours or working conditions) for any employee of any NLRA Third Party. There is no common board of directors, and there are no common employees, managers or officers, and no interchange of personnel, between the Company on the one hand, and any NLRA Third Party on the other hand. The Company does not provide any administrative services for any NLRA Third Party that are not required by Law or that are not provided in a bona fide, arm’s-length transaction at fair market value.

(i) Schedule 5.22(i) contains a complete and true list of the Company’s Contracts with Persons that are independent contractors to, and are not employees of, the Company. There are no allegations, charges, claims or disputes pending, or to the Knowledge of the members of the Seller Group threatened, at law or in equity before any Governmental Authority that challenges the independent contractor nature of such Contracts.

(j) All employees and independent contractors of the Company are authorized to work in the United States, and the Company has properly completed a Form I-9 for each such Person, except for such Persons as the Company certifies in writing to Buyer are exempt from such requirement.

5.23 ERISA Compliance.

(a) Schedule 5.23 contains a complete and true list of each Company Benefit Plan. With respect to each Company Benefit Plan,

(i) such Company Benefit Plan has been administered, established, funded, maintained, and operated in accordance with its provisions, and in substantial compliance with ERISA, the Code, and all other applicable Laws (including with respect to reporting and disclosure, and including the Affordable Care Act), and the Company has not received any notice from any Governmental Authority that the operation of such Company Benefit Plan has violated any such Laws;

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(ii) neither the Company nor any of its ERISA Affiliates or any other “disqualified person” or “party in interest” (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to such Company Benefit Plan, has incurred any Liability in connection with any (A) transaction prohibited by Section 4975 of the Code or Section 406, Section 502(i), Section 502(j) or Section 502(l) of ERISA, or (B) breach of fiduciary duty under ERISA (including under Section 409 of ERISA);

(iii) no Proceeding (other than routine claims for benefits) is pending, or to the Knowledge of the members of the Seller Group threatened, against or relating to such Company Benefit Plan or any fiduciary thereof, and there is to the knowledge of the members of the Seller Group no basis for any such Proceeding against any such Company Benefit Plan;

(iv) each Company Benefit Plan, if intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, has been determined by the IRS to be so qualified, or is maintained pursuant to a prototype document that has been approved by the IRS, and the related trusts are exempt from Tax under Section 501(a) of the Code, and nothing has occurred that has or reasonably could be expected to have adversely affected such exemption or qualification;

(v) except as may be required under COBRA or Laws of general application, no Company Benefit Plan obligates the Company to provide any employee or former employee, or their beneficiaries, family members or spouses, any post-employment or post-termination health or life insurance, accident or other “welfare-type” benefits;

(vi) each such Company Benefit Plan that is subject to the requirements of COBRA and HIPAA, has been maintained in substantial compliance with COBRA and HIPAA, including all notice requirements, and no Tax payable on account of Subtitle B of Title I of ERISA, Section 4980B of the Code has been or is expected to be incurred;

(vii) neither the Company nor any of its ERISA Affiliates has ever contributed to, maintained, sponsored or been obligated to contribute to, or has any Liability with respect to, (A) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) any “multiple employer plan” (as defined in Section 201 of the Code or Section 413 of the Code), (C) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Title IV of ERISA or Section 302 of the Code or Section 412 of the Code, or (D) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA);

(viii) no withdrawal liability as described under Section 4201 of ERISA has been incurred by or asserted against the Company with respect to any Company Benefit Plan;

(ix) each such Company Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements in all material respects and each program of benefits for which employee contributions are provided pursuant to elections made under such Company Benefit Plan meets the requirements of the Code applicable thereto;

(x) all disclosure and reporting obligations imposed pursuant to the Code and/or ERISA have been satisfied with respect to such Company Benefit Plan for periods completed before the Closing; and

(xi) such Company Benefit Plan has been established, and before the Closing has been operated, for the exclusive benefit of the participants and beneficiaries of such Company Benefit Plan.

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(b) Other than amounts that have not yet become payable in accordance with the Company’s customary practices, the Company has timely deposited and transmitted, or if not yet payable, will deposit and transmit in a timely manner, all required contributions (including employer contributions and amounts withheld from employees for contributions), distributions, reimbursements and premium payments for each Company Benefit Plan for all periods before the Closing Date, into the appropriate accounts or trusts. Any contributions (including employer contributions and amounts withheld from employees for contributions), distributions, reimbursements and premium payments that are not yet due with respect to any Company Benefit Plan have been properly accrued in accordance with GAAP and are reflected on the Latest Balance Sheet, except with respect to accruals for Liabilities relating to Company Benefit Plans properly made after the Latest Balance Sheet Date, which are reflected in the Company’s books and records.

(c) Except as contained on Schedule 5.23(c), the consummation of the transactions contemplated by this Agreement, alone or in combination with any other event (including a termination of employment) will not cause the acceleration of the funding, payment or vesting of any obligation of the Company under any Company Benefit Plan, or cause the payment of any amount of compensation to any current or former director, employee, officer or service provider of the Company.

(d) There has not been any act or omission by the Company or any of its ERISA Affiliates that has given rise to, or any material act or omission by the Company or any of its ERISA Affiliates that reasonably could be expected to give rise to, any fines, penalties or related charges under the Code or ERISA for which the Company or any of its ERISA Affiliates reasonably could be expected to be liable.

(e) The Company has not agreed to make or made, or is required to make before the Closing (to bring any Company Benefit Plan into compliance with the Code and ERISA), any changes in benefits that materially would increase the costs of maintaining any Company Benefit Plan.

(f) Each Company Benefit Plan that allows loans to plan participants has been operated in accordance with its provisions, such plan’s written loan policy and all applicable Laws, and all outstanding loans from such Company Benefit Plan are current as of the Closing Date and there are no loans in default.

(g) No Company Benefit Plan has ever held any of the Company’s Securities.

(h) Neither the Company nor any of its ERISA Affiliates has any nonqualified deferred compensation plans.

(i) Buyer has been provided with copies that are complete and true in all respects, to the extent applicable, of the documents pursuant to which each Company Benefit Plan is maintained and administered, the two (2) most recent annual reports (Form 5500 and attachments) and financial statements therefor, all governmental rulings, determinations and opinions (and pending requests therefor), and, if any Company Benefit Plan provides post-employment or post-retirement health and life insurance, accident or other “welfare-type” benefits (other than as mandated by COBRA or other Law), the most recent valuation of the present and future obligations under such Company Benefit Plan. The foregoing documents, when taken together, accurately reflect all of the material provisions contained in such Company Benefit Plan (including any provision that would limit the ability of the Company to make any prospective amendments or to terminate such Company Benefit Plan).

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5.24 Bank Accounts; Powers of Attorney.

Schedule 5.24 contains a complete and true list of (a) all of the Company’s bank accounts and safe deposit boxes, (b) all Persons who are signatories with respect to such bank accounts and safe deposit boxes, and who have access thereto, and (c) the names of all Persons holding general or special powers of attorney from the Company, and a summary of the provisions thereof (excluding ministerial powers of attorney granted to representatives of the Company that are terminable at will).

5.25 Significant Suppliers and Vendors.

Schedule 5.25 contains a complete and true list of the ten (10) largest suppliers and vendors of the Company, as measured by dollar amount of purchases during the twelve (12) months ended as of the Latest Balance Sheet Date (“Significant Suppliers”), showing the approximate total purchases by the Company from each Significant Supplier during such period. No Significant Supplier has (a) cancelled or otherwise terminated, or to the Knowledge of the members of the Seller Group threatened to cancel or otherwise terminate, its relationship with the Company, or (b) decreased, limited or otherwise modified, or notified any member of the Seller Group that it may decrease, limit or otherwise modify, the materials, services or supplies it provides to the Company, including with respect to amounts thereof or any material delays in deliveries or invoking any force majeure clause.

5.26 Significant Clients.

Schedule 5.26 contains a complete and true list of the ten (10) largest clients of the Company as measured by dollar amount of revenue paid or payable to the Company during the twelve (12) months ended as of the Latest Balance Sheet Date (“Significant Clients”), showing the approximate total revenue paid or payable to the Company by each Significant Client with respect to such period. No Significant Client has (a) cancelled or otherwise terminated, or to the Knowledge of the members of the Seller Group threatened to cancel or otherwise terminate, its relationship with the Company, or (b) decreased, limited or otherwise modified, or notified any member of the Seller Group that it may decrease, limit or otherwise modify, the materials, services or supplies it purchases or otherwise acquires from the Company. Except as described on Schedule 5.26, there are no concessions, credits, discounts, rebates, special warranties or other arrangements, incentives or understandings (whether oral or written) with any customer to the extent not expressly contained in the written Contract with a Significant Client.

5.27 Related Party Transactions.

Except as described on Schedule 5.27 and compensation to the Company’s employees for services rendered in the Ordinary Course of Business, none of the Company’s current or former Affiliates is now, or has been during the last five (5) fiscal years, (a) a party to any Contract or transaction with the Company (including any Contract providing for the furnishing of services by, or the rental of real or personal property from, or otherwise requiring payments to, any such Affiliate), or (b) an owner, directly or indirectly through one (1) or more entities, of an interest in any Person that is one of the Company’s current or potential competitors, customers or suppliers (other than non-affiliated holdings in a publicly held company). The Company is not a guarantor or otherwise liable for any actual or potential Liability of its Affiliates. The Company does not (A) operate or own any aircraft, apartments, boats, vehicles, or other recreational or residential properties or facilities for administrative, executive or sales purposes, or (B) own or pay for any social club memberships, whether or not for the Company’s benefit and/or any of its employees.

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5.28 Conflicts of Interest.

Each member of the Seller Group and its Representatives is, and at all times has been, in compliance with Anti-Corruption Laws. Neither any member of the Seller Group, or any of their respective Affiliates, or any Representatives acting on behalf of any member of the Seller Group or any of their respective Affiliates, has directly or indirectly (a) authorized, given, offered, paid, promised or made any bribe, contribution, gift, influence payment, kickback, payoff, rebate, or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured for the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or its Affiliates, or (iv) in violation of any Law, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company, or (c) made any unlawful payment relating to political activity or to influence official action, in each case that (x) might subject the Company, or Buyer, to any damage or penalty in any Proceeding, (y) if not given in the past, would constitute a Material Adverse Effect, or (z) if not continued in the future, would constitute a Material Adverse Effect as of a future date. No ownership interest in the Company is directly or indirectly held or controlled by or for the benefit of any official of a Governmental Authority, or to the Knowledge of the members of the Seller Group any Immediate Family of any official of a Governmental Authority. There is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official in any jurisdiction in which the Company has conducted, presently is conducting or presently is proposing to conduct business, or to the Knowledge of the members of the Seller Group any Immediate Family of any such governmental or political official.

5.29 Labor Trafficking and Child Labor.

The Company has complied with all Laws relating to Labor Trafficking and Child Labor. To the Knowledge of the members of the Seller Group, the Company has not permitted any acts of Labor Trafficking and Child Labor in its business operations, including in its supply chain. The Company has commercially reasonable systems in place to monitor its operations, including its supply chain, for instances of Labor Trafficking and Child Labor.

5.30 Brokers.

No member of the Seller Group has employed any broker or finder or incurred any Liability for any brokerage fees, commissions, finders’ fees, or similar compensation or transaction-based payments in connection with the transactions contemplated by this Agreement or any of the Related Documents.

5.31 Disclosure.

The representations and warranties contained in this Article V do not to the Knowledge of the members of the Seller Group contain any untrue statement of a material fact, or omit to state any material fact, necessary in order to make the statements and information contained in this Article V not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the members of the Seller Group as of the date of this Agreement as follows:

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6.1 Organization; Corporate Authority.

Buyer is a corporation organized, validly existing and in good standing under the Laws of the State of Illinois and has all requisite authority and power (corporate or otherwise) to lease, operate and own its Assets and to carry on its business as presently conducted.

6.2 Authority; Authorization; Execution and Delivery; Enforceability; No Conflict.

(a) Buyer has the absolute and full authority, capacity, legal right, and power to execute, deliver and perform all of its duties, Liabilities and obligations contained in this Agreement and each Related Document to which Buyer is or will be a party, and to consummate the transactions contemplated by this Agreement and the Related Documents. Buyer’s execution and delivery of this Agreement and each Related Document to which it is or will be a party, and the performance by Buyer of its duties, Liabilities, and obligations hereunder and thereunder, have been validly authorized by all requisite action (corporate or otherwise) on the part of Buyer (including its board of directors or board of managers, as applicable).

(b) This Agreement and each Related Document to which Buyer is or will be a party has been, or upon Buyer’s execution and delivery thereof will be, validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery thereof by each of the other parties hereto and thereto) constitutes, or upon Buyer’s execution and delivery thereof will constitute, binding and valid obligations of Buyer, enforceable against Buyer in accordance with their respective provisions, subject to applicable Bankruptcy, fraudulent conveyance, insolvency, moratorium and similar Laws affecting creditors’ remedies and rights generally, and, as to enforceability, subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Buyer is not the subject of any Bankruptcy, fraudulent conveyance, insolvency, moratorium, or similar Proceeding affecting creditors’ remedies and rights generally.

(c) Neither the execution and delivery by Buyer of, nor the performance of or compliance with its duties, Liabilities and obligations contained in, this Agreement or any of the Related Documents to which Buyer is or will be a party, will (i) conflict with, or result in any violation of, or cause a breach or default (with or without notice or lapse of time or both) under, any provision contained in Buyer’s Charter Documents, or (ii) violate any Law applicable to Buyer.

6.3 Consents.

No approval, authorization, consent or Permit of or by, or notification of or filing with, any Person (governmental or otherwise) is required to be obtained by Buyer for, as a result of, or in connection with the performance by Buyer of its duties, Liabilities and obligations contained in this Agreement or any of the Related Documents to which Buyer is or will be a party, or the consummation by Buyer of the transactions contemplated by this Agreement and the Related Documents to which it is a party.

6.4 Litigation.

There are no (a) Proceedings pending, or to the actual knowledge of Buyer threatened, against Buyer, whether at law or in equity, civil or criminal in nature, or before or by any arbitrator or Governmental Authority, nor does there exist any basis therefor, or (b) Orders against, involving or with respect to Buyer, that reasonably would be expected to prohibit or restrain the ability of Buyer to consummate the transactions contemplated by this Agreement and the Related Documents to which it is a party.

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6.5 Brokers.

Buyer has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions, finders’ fees, or similar compensation or transaction-based payments in connection with the transactions contemplated by this Agreement or any of the Related Documents.

6.6 Investment Representation.

Buyer is acquiring the Shares for its own account with the present intention of holding such Securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such Securities in violation of any federal or state Securities Laws.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Restrictive Covenants.

(a) Each Shareholder acknowledges and agrees that the agreements and covenants contained in this Section 7.1 are (i) not overbroad or overlong, (ii) reasonable in area, line of business and time, and (iii) necessary to protect Buyer’s, the Company’s legitimate business interests, including the Company’s Confidential Information and the Company’s substantial relationships with existing customers. Each Shareholder further acknowledges and agrees that the agreements and covenants contained in this Section 7.1 may be enforced without consideration of any individualized economic or other hardship that might be caused to such Shareholder. The agreements and covenants contained in this Section 7.1 may be enforced by any permitted assignee or successor of Buyer or the Company.

(b) Each Shareholder acknowledges and agrees that as a mutual condition to the respective obligations of the Parties at the Closing, and as a material inducement to Buyer to enter into and perform its obligations hereunder and in consideration of the payments and other consideration to be received by the Shareholders pursuant to the provisions contained in this Agreement and the Related Documents, none of the Shareholders will, without the prior written consent of Buyer, at any time during the period beginning on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Restrictive Period”),

(i) engage in or participate in, directly or indirectly (whether as an agent, consultant, director, employee, independent contractor, lender, member, officer, partner, representative, shareholder, or trustee, or in any other capacity or manner, including by providing advice or services to any Person), or lend such Shareholder’s name (or any part or variant thereof) to any Person engaging in or participating in, any Competing Business;

(ii) assist others in engaging in or participating in any Competing Business;

(iii) deal, directly or indirectly, with any agent, customer, sales representative, vendor or any other Person with which Buyer, the Company, or any of their respective Affiliates have a business relationship (contractual or otherwise) at any time during the Restrictive Period, if such dealings involve a Competing Business;

(iv) encourage, induce, influence, or solicit, directly or indirectly, any agent, customer, sales representative, vendor or any other Person with which Buyer, the Company, or any of their respective Affiliates have a business relationship (contractual or otherwise) at any time during the Restrictive Period, to alter or terminate such business relationship;

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(v) encourage, induce, influence or solicit, directly or indirectly, any Representative of Buyer, the Company or any of their respective Affiliates, who was a Representative of Buyer, the Company or any of their respective Affiliates at any time during the Restrictive Period to (A) alter or terminate their relationship with Buyer, the Company, such Affiliate or any of their respective Affiliates, or (B) engage or participate in, directly or indirectly, any Competing Business; or

(vi) directly or indirectly make any statement or any other expressions (orally, in writing, or otherwise) on the internet, radio, television, or other media (including social media), or to any third party, including in communications with any customers, distributors, employees, leasing or sales representatives, prospects or vendors, that are in any way disparaging of Buyer, the Company, any of their respective Affiliates, the Business or the services of Buyer, the Company, any of their respective Affiliates or the Business.

The restrictions contained in Section 7.1(b)(i), Section 7.1(b)(ii) and Section 7.1(b)(iii) will not apply to any Shareholder’s ownership of publicly traded Securities that represent less than two percent (2%) of the ownership interests of the issuer.

(c) From and after the Closing, Buyer, the Company and Buyer’s Subsidiaries will have the exclusive right to use the Trade Names (and all related logos, service marks and trademarks), and each other logo, service mark and trademark described or listed on Schedule 5.15(a) and Schedule 5.15(b), and all abbreviations and derivations thereof, for any purpose. None of the Shareholders will, at any time, engage in or participate in, directly or indirectly, any business conducted under the Trade Names (or under any related logos, service marks and trademarks), or any other logo, service mark or trademark described or listed on Schedule 5.15(a) and Schedule 5.15(b), or any abbreviation or derivation thereof, or any name that is the same as or similar to Buyer’s name, or any trade name used at any time during the Restrictive Period by Buyer, the Company or any of Buyer’s Subsidiaries.

(d) If, at the time of enforcement of any provision contained in this Section 7.1, a court holds that the restrictions stated in this Agreement are unreasonable under the circumstances then existing, the Parties acknowledge and agree that the maximum period, scope or geographical area determined to be reasonable by such court under such circumstances will be substituted for the stated period, scope or geographical area.

(e) Each Shareholder acknowledges and agrees that, upon Buyer’s, the Company’s or their respective Affiliates’ adequate proof of such Shareholder’s breach of or default under any agreement or covenant contained in this Section 7.1, the Restrictive Period, as it applies to such agreement or covenant, will be extended by a period of time equal to the period of time that such member of the Seller Group was in breach of or default under such agreement or covenant.

(f) Each Shareholder acknowledges and agrees that a breach of or default under any provision contained in this Agreement by Buyer will not be a defense to the enforceability of the agreements and covenants contained in this Section 7.1.

7.2 Confidentiality.

Each Shareholder will keep all of Buyer’s and the Company’s respective Confidential Information (including all information relating to the operation of the Business before and after the Closing) confidential and will not, without Buyer’s prior written consent, disclose, divulge, furnish, make available, reveal, or use any of such Confidential Information in any manner whatsoever, directly or indirectly, and will not use any of Buyer’s or the Company’s respective Confidential Information except for the purposes contemplated by this Agreement and the Related Documents; provided, however, that any Shareholder may reveal Buyer’s or the Company’s respective Confidential Information to her, his or its Representatives (i) who need to know such Confidential Information for the purposes contemplated by this Agreement and the Related Documents, (ii) who are informed by such Shareholder of the confidential nature of the Confidential Information and (iii) who agree to act in accordance with the provisions contained in this Section 7.2. The Shareholders will cause their respective Representatives to observe the provisions contained in this Section 7.2, and will be responsible for any breach of this Agreement by any of their Representatives.

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(a) Anything contained in this Agreement to the contrary notwithstanding, no Shareholder will be restricted from disclosing, divulging, furnishing, making available, revealing, or using any of Buyer’s or the Company’s respective Confidential Information

(i) that is or becomes generally available to the public other than as a result of an unauthorized disclosure by any Shareholder or her, his or its respective Representatives;

(ii) that becomes available to such Shareholder from a Person who is under no obligation to Buyer or its Affiliates, or the Company (or any of their respective Affiliates) to maintain the confidentiality of such Confidential Information (whether by a Contract, any applicable Law, or any other confidential relationship); provided, however, that for purposes of this Section 7.2(a)(ii), “Person” will not include (A) Buyer or its Affiliates, or any of their respective Representatives, or (B) the Company, or any of their respective Affiliates, or any of their respective Representatives;

(iii) that was known to such Shareholder on a non-confidential basis and not in contravention of a Contract or any applicable Law before its disclosure to such Shareholder by Buyer or its Affiliates, or the Company (or any of their respective Affiliates, or any of their respective Representatives);

(iv) that is required to be disclosed by Law, Order or other legal process; provided, however, that if disclosure is required by Law, Order or other legal process, then such Shareholder will (A) provide Buyer or the Company, as applicable, with prompt written notice of such requirement so that Buyer or the Company may seek an appropriate protective Order before any such required disclosure by such Shareholder, (B) take reasonable steps to assist Buyer or the Company, as applicable, at Buyer’s, the Company’s respective sole cost and expense, in contesting such required disclosure or otherwise protecting Buyer’s or the Company’s respective rights, and (C) furnish only that portion of Buyer’s or the Company’s respective Confidential Information that such Shareholder is advised by counsel in writing is legally required.

A combination or sequence of Confidential Information, taken as a whole, will not be deemed to be within any of the exceptions in this Section 7.2(a) merely because all or some of the individual parts of such combination or sequence of Confidential Information will be subject to such exceptions.

7.3 Post-Closing Tax Matters.

(a) Each Shareholder will jointly and severally indemnify, compensate and reimburse the Buyer Indemnified Persons and hold each of them harmless from and against, any Loss attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for the Straddle Period (“Pre-Closing Tax Period”), which Taxes will be apportioned pursuant to the provisions contained in Section 7.3(b), (ii) all Taxes of any member of an affiliated, combined, consolidated or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or before the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar Law, and (iii) all Taxes of any Person (other than the Company) imposed on the Company as a successor or transferee, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date. The Shareholders will remit the amount of any indemnified Tax Liability as required pursuant to the provisions contained in this Agreement to Buyer by wire transfer of immediately available funds to such account as directed in writing by Buyer not later than three (3) Business Days before the required payment date of such Tax; provided, however, that the Shareholders will be liable pursuant to clauses (i), (ii) and (iii) of this Section 7.3(a) only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Statement and taken into account in determining an adjustment to the Base Purchase Price pursuant to the provisions contained in Section 3.5.

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(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time), such that there are two (2) deemed short taxable periods with one (1) period ending on the Closing Date and the other period beginning the day immediately following the Closing Date. With respect to a Pre-Closing Tax Period, the amount of any Taxes not based on or measured by income or receipts of the Company for a Straddle Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period before and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) After the Closing, Buyer will prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Company for all taxable periods ending on, before or after the Closing Date and with due dates (including extensions) falling after the Closing Date (each, a “Buyer Prepared Return”). To the extent any Tax shown as due on such Buyer Prepared Return is payable by any Shareholder (taking into account indemnification obligations contained in this Agreement), Buyer will allow the Shareholders’ Representative to review and comment on such Buyer Prepared Return at least thirty (30) days before filing such Buyer Prepared Return with the relevant Governmental Authority; provided, however, that failure to provide the Buyer Prepared Return to the Shareholders’ Representative will not relieve the Shareholders of their respective indemnification obligations contained in this Agreement, except to the extent, if any, that such Shareholders have actually been prejudiced thereby that (i) reasonably could not be expected to have an adverse effect on Buyer or the Company, and (ii) are consistent with the past practices of the Company (unless otherwise required by Law), provided that the Shareholders’ Representative’s comments on such Buyer Prepared Return are received by Buyer at least ten (10) Business Days before the due date of such Buyer Prepared Return.

(d) Buyer and the Shareholders will cooperate, and will cause their respective Representatives and Affiliates to cooperate, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns as provided in this Agreement and Taxes or Tax audits, examinations or Proceedings related to the Company. Such cooperation will include the provision of records and information, including any Confidential Information, which are reasonably relevant to any such Tax Return or audit, examination or Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Parties will (i) retain all books and records in such Party’s possession with respect to the Company’s Taxes (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, (ii) abide by all record retention agreements entered into with any Governmental Authority relating to Taxes, and (iii) give the other Parties reasonable written notice before destroying, discarding or transferring any such books and records and, if another Party so requests, allow such Party to take possession or make copies of such books and records.

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(e) Any Party who receives, or whose Affiliate receives, any notice of a pending or threatened Tax adjustment, assessment or audit against or with respect to the Company that may give rise to a right to indemnification under this Agreement or an adjustment to Tax liabilities of the Shareholders will promptly notify the other Parties within fifteen (15) days after receipt of such notice; provided, however, that failure to give such notice promptly will not relieve the Parties to whom notice is to be given of their respective indemnification obligations contained in this Agreement, except to the extent, if any, that such Parties have actually been prejudiced thereby. Buyer and the Shareholders will consult with and keep the other Parties informed on a regular basis regarding the status of any such adjustment, assessment, or audit to the extent it could affect a liability of any of the Parties (including indemnification obligations contained in this Agreement).

(f) All tax-sharing agreements or similar agreements involving or with respect to the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.

(g) At Buyer’s election, in its absolute and sole discretion, the Company and each Shareholder will join with Buyer in making an election pursuant to Section 338(h)(10) of the Code (and any corresponding election under any applicable Law) with respect to the purchase and sale of the Shares (collectively, the “338(h)(10) Election”). When requested by Buyer, the Shareholders will promptly join Buyer in making the 338(h)(10) Election (and any similar elections under state or local tax law). No less than five (5) days after such request from Buyer, the Shareholders will (i) execute an Internal Revenue Service Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) as approved by Buyer (or in the form delivered to the Shareholders by Buyer, if applicable) and any other forms required by any Governmental Authority, consistent with the 338(h)(10) Election and the Statement of Allocation, (ii) deliver a copy of such forms to Buyer, and (iii) file a copy of such forms with the Company’s Tax Returns for the period that includes the Closing Date. After Closing, the Shareholders will reasonably cooperate with Buyer to facilitate Buyer’s analysis of whether or not to make a Section 338(h)(10) Election.

(h) As additional consideration for the purchase of the Shares, and in consideration for the agreement of the Shareholders to make the Section 338(h)(10) Election, Buyer will pay to each Shareholder (in accordance with such Shareholder’s Pro Rata Interest) an amount equal to any additional Tax liability incurred by such Shareholder attributable to the 338(h)(10) Election incurred on the Final Base Purchase Price (the “338(h)(10) Gross-Up Amount). Buyer will pay the 338(h)(1) Gross-Up Amount within five (5) days following the final determination of the Statement of Allocation in accordance with Section 7.3(i). For purposes of clarification, the 338(h)(10) Gross-Up Amount will be computed such that the amount will be sufficient to fully compensate the Shareholders for any incremental tax owed as a result of the 338(h)(10) Election based on the allocation of the Base Purchase Price only and will not take into consideration the Contingent Consideration which, to the extent paid to the Shareholders, will be allocated to goodwill. For the avoidance of doubt, the 338(h)(10) Gross-Up Amount will not take into account any reasonable costs incurred by Sellers as a result of the Section 338(h)(10) Election. The 338(h)(10) Gross-Up Amount will not incur any interest.

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(i) If Buyer elects to make a Section 338(h)(10) Election, Buyer and the Shareholders will allocate the Final Base Purchase Price (and other amounts properly included in the purchase price for United States federal income Tax purposes) among the Assets of the Company for all tax purposes in accordance with Section 338 and 1060 of the Code and promptly following Buyer’s notice to the Shareholders of its intent to make a 338(h)(10) Election, Buyer will prepare and deliver to the Shareholders’ Representative such allocation of the Final Base Purchase Price (the “Statement of Allocation”). If there is any dispute between Buyer and the Shareholders’ Representative regarding any proposed Statement of Allocation delivered by Buyer to the Shareholders’ Representative pursuant to this Section 7.3(g), then Buyer and the Shareholders’ Representative will work together in good faith to resolve such dispute. If Buyer and the Shareholders’ Representative cannot resolve such dispute within thirty (30) days, then such dispute will be resolved by the Arbitrating Accountants in a manner consistent with the dispute resolution procedures contained in Section 3.4(b) (provided that the Arbitrating Accountants’ determination will be limited to whether the proposed Statement of Allocation was prepared in accordance with the provisions contained in this Section 7.3(i). If there is any subsequent adjustment to the Base Purchase Price (or any other item of consideration) requiring an adjustment to the Statement of Allocation, Buyer will prepare a revised Statement of Allocation in accordance with this Section 7.3(i) and the methodology set forth in the Statement of Allocation and deliver it to the Shareholders’ Representative. Each of the Parties agrees (i) to file all federal, state, local and foreign Tax Returns consistent with the Statement of Allocation and the 338(h)(10) Election, and (ii) to not take any position that is contrary to the Statement of Allocation with any Tax authority. The Shareholders will include any deduction, gain, income, loss, or other tax item resulting from the 338(h)(10) Election on the Tax Returns to the extent required by applicable Law.

(j) All documentary, excise, gains, registration, sales, stamp, transfer, use and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) will be paid one-half by Buyer and one-half by the Shareholders when due, and file all necessary Tax Returns and other documentation with respect to all such documentary, excise, registration, sales, stamp, transfer, use and other Taxes and fees. If required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.4 Certain Employee Matters.

On the Closing Date, Buyer and/or its Affiliates will employ Lawrence, pursuant to the provisions contained in the Employment Agreement between Buyer and/or its Affiliates on the one hand, and such Lawerence on the other hand, the form of which is attached to this Agreement as Exhibit D (collectively, the “Employment Agreement”). In addition, on the Closing Date, Buyer and/or its Affiliates will employ certain Key Employees at annual salary of Sixty Thousand and 00/100 Dollars ($60,000.00) plus additional compensation in the form of stock options in accordance with Buyer’s standard stock option plan and pursuant to Buyer’s standard stock option award agreement (the “Stock Option Award Agreements”); provided that as a condition of such employment, the Key Employees will enter into Buyer’s standard restrictive covenant agreement (the “Employee Restrictive Covenant Agreements”). It being understood that other than the Stock Option Award Agreements and the Employee Restrictive Covenant Agreements, Buyer and the Key Employees will not enter into any other written employment agreements. Nothing contained in this Agreement will confer upon Lawrence or any of the Key Employees any remedies or rights of any kind or nature whatsoever under or by reason of this Agreement, including any right to employment or continued employment or to any benefits that may be provided, directly or indirectly, under any employee benefit arrangement, plan or policy, nor will anything contained in this Agreement constitute a limitation on or restriction against the right of Buyer and/or its Affiliates to amend, modify or terminate any such arrangement, plan or policy at any time and from time to time.

7.5 Director, Manager and Officer Resignations.

After Closing at the request of Buyer, each of the Shareholders will resign from all director, manager and officer positions he, it or she holds with respect to the Company.

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7.6 Preservation of Records.

Unless a longer period is required pursuant to the provisions contained in Section 7.3(d), each Party will preserve and keep the records held by such Party relating to the Business for a period of three (3) years from the Closing Date will make such records and personnel available to any other Party as is reasonably requested by such other Party with respect to any matter directly arising out of, based upon, connected with, incidental to or related to the transactions contained in this Agreement or the Related Documents to which it is a party. The books and records described in this Section 7.6 will be Confidential Information of Buyer and the Company (except to the extent that such books and records also reflect or contain information, data or materials that also relate to the Shareholders or other Persons, in which case such part of the books and records will be Confidential Information of the applicable Shareholder or other Person whose information it is.

7.7 Public Announcements.

None of the Shareholders or any officer, employee, representative or agent of the Company, will issue any press release or other public announcement regarding the transaction contemplated by this Agreement. The Shareholders shall use best efforts to cause the Company’s employees to not disclose any information about the transaction or Confidential Information of Buyer that is non-public or trade in Buyer’s stock or disseminate insider information unless approved in advance by Buyer’s counsel in writing. After Closing, no client or employee notifications will be made unless approved in writing by Buyer. Only Buyer will make any announcement at its sole discretion with respect to the transaction contemplated by this Agreement. The Shareholders will cooperate with Buyer to assist Buyer in making all disclosures it deems necessary or prudent to comply with applicable Laws.

7.8 Average Gross Profit.

For a period of two (2) years after Closing (the “AGP Commitment Period”), Lawrence will cause the Company to achieve a minimum Average Gross Profit equal to $720,000 (the “AGP Floor”) for each twelve (12) month period during the AGP Commitment Period (each twelve (12) month period being a “Measurement Period”). If the Average Gross Profit during either Measurement Period is less than the AGP Floor (the amount of such deficit being the “AGP Deficit Amount”), than Buyer will reduce the remaining balance under the Notes by an amount equal to the AGP Deficit Amount in proportion to each Shareholder’s Pro Rata Share; provided that in no event will Buyer deduct more than the amount due under the then current payment for the Notes and Buyer may not seek to claw back any previous payments made under the Notes.

7.9 Insurance.

Prior to Closing, the Shareholders at their sole cost and expense shall obtain D&O Tail Coverage and provide evidence of such coverage to Buyer.

7.10 WBE Certification.

The Shareholders will use their best efforts to, at Buyer’s election, (a) cause the Company to retain its status as a Certified Women-Owned Business Enterprise certified by the National Women Business Owners Corporation (the “WBE Certification”), or substantially similar certification following the Closing, and/or (b) assist Buyer or its Affiliates in obtaining the WBE Certification, or substantially similar certification.

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ARTICLE VIII

CLOSING OBLIGATIONS

8.1 Closing Obligations of the Seller Group.

(a) Each Shareholder will deliver to Buyer, through the Shareholders’ Representative, his Shares in accordance with the provisions contained in Section 1.4.

(b) At the Closing, the Company and/or the Shareholders’ Representative will cause the following certificates and documents to be executed and delivered to Buyer:

(i) executed copies of all approvals and consents required for or in connection with the execution and delivery by the members of the Seller Group of this Agreement and each of the Related Documents to which each member of the Seller Group is a party, and the consummation of the transactions contemplated by this Agreement and the Related Documents, in form and substance reasonably satisfactory to Buyer and Buyer’s counsel;

(ii) a General Release in favor of the Company, Buyer, and Buyer’s Affiliates substantially in the form attached to this Agreement as Exhibit B (the “General Release”), duly executed by each Shareholder;

(iii) Employment Agreement duly executed by Lawrence;

(iv) Employee Restrictive Covenant Agreements duly executed by each of the Key Employees;

(v) Stock Option Award Agreements duly executed by each of the Key Employees and Lawrence;

(vi) each of the Related Documents to which a member of the Seller Group is a party, executed by such member of the Seller Group;

(vii) payoff letters and evidence of releases or satisfaction of all Indebtedness in form and substance satisfactory to the Buyer;

(viii) evidence, in form reasonably acceptable to the Buyer, that the Shareholders have bound the D&O Tail Coverage and paid in advance all premiums relating thereto;

(ix) the Estimated Closing Settlement Statement;

(x) a certificate of the secretary of the Company, dated as of the Closing Date, certifying (A) that complete and true copies of the Company’s Charter Documents in effect on the Closing Date are attached thereto, (B) as to the genuineness and incumbency of the signatures of each officer of the Company executing this Agreement and the Related Documents on behalf of the Company, and (C) the genuineness of the resolutions of the Company’s board of directors, or similar governing body, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Company is a party and the consummation of the transactions contemplated by this Agreement and the Related Documents;

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(xi) a certificate dated within fifteen (15) days of the Closing Date from the appropriate Governmental Authorities in all states in which the Company is organized and qualified to do business, certifying as to the good standing and non-delinquent Tax status of the Company in such state.

8.2 Closing Obligations of Buyer.

(a) At the Closing, Buyer will deliver the Base Purchase Price pursuant to the provisions contained in Section 1.3.

(b) At the Closing, Buyer will cause the following certificates and documents to be executed and delivered to the Shareholders’ Representative:

(i) executed copies of all approvals and consents required for or in connection with the execution and delivery by Buyer of this Agreement and each of the Related Documents to which Buyer is a party, and the consummation of the transactions contemplated by this Agreement and the Related Documents, in form and substance reasonably satisfactory to the Shareholders’ Representative and the Shareholders’ counsel;

(ii) Employment Agreement duly executed by Buyer or an Affiliate of Buyer;

(iii) Stock Option Award Agreements for each Key Employee and Lawerence duly executed by Buyer;

(iv) each of the Related Documents to which Buyer is a party, executed by Buyer; and

(v) a certificate of the secretary of Buyer, dated as of the Closing Date, certifying (A) as to the genuineness and incumbency of the signatures of each officer of Buyer executing this Agreement and the Related Documents on behalf of Buyer, and (B) the genuineness of the resolutions of the board of directors, or similar governing body, of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Documents to which Buyer is a party and the consummation of the transactions contemplated by this Agreement and the Related Documents.

ARTICLE IX

INDEMNIFICATION

9.1 Generally.

(a) Subject to the provisions contained in this Article IX, the Seller Indemnifying Persons jointly and severally will defend, hold harmless, indemnify, compensate, reimburse and release the Buyer Indemnified Persons against, for and from all Buyer Losses arising out of, based upon, connected with, incidental to or related to any of the following:

(i) the breach, inaccuracy or untruth of any of the members of the Seller Group’s representations or warranties contained in this Agreement (including those set forth in Article IV and Article V) or any Related Document or in any certificate delivered by any member of the Seller Group in connection herewith or therewith at or before the Closing (or any circumstances, events or facts constituting any such breach, inaccuracy or untruth);

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(ii) the breach of any of the members of the Seller Group’s agreements or covenants contained in this Agreement or any Related Document;

(iii) any Company Transaction Expenses to the extent such Company Transaction Expenses were not contained on the Estimated Closing Settlement Statement;

(iv) the Change of Control Payments or other obligations of the Company under the (A) Equity Unit Agreement by and between the Company and Diana Cary dated December 15, 2020 and (B) Equity Unit Agreement by and between the Company and Lory Weir dated December 15, 2020;

(v) any Liability arising out of the relationship with GO WH Solutions; and

(vi) any Buyer Losses or other Liability the facts and circumstances underlying which are caused by or attributable to the operation of the Company or the Business at or before the Closing, including any Liability arising out of, based upon, connected with, incidental to or related to the termination of any of the Company’s employees on or before the Closing.

(b) Subject to the provisions contained in this Article IX, the Buyer Indemnifying Persons jointly and severally will defend, hold harmless, indemnify, compensate, reimburse and release the Seller Indemnified Persons against, for and from, all Seller Losses arising out of, based upon, connected with, incidental to or related to any of the following:

(i) the breach, inaccuracy, or untruth of any of Buyer’s representations or warranties contained in this Agreement or any Related Document or in any certificate delivered by Buyer in connection herewith or therewith at or before the Closing (or any circumstances, events or facts constituting any such breach, inaccuracy, or untruth);

(ii) the breach of any of Buyer’s agreements or covenants contained in this Agreement or any Related Document; and

(iii) any Seller Losses or other Liability the facts and circumstances underlying which are caused by or attributable to the operation of the Company or the Business after the Closing.

9.2 Assertion of Claims.

No claim for indemnification will be brought pursuant to the provisions contained in Section 9.1 unless the Indemnified Persons, or any of them, at any time before the applicable Survival Date, give the Indemnifying Persons (i) prompt written notice of the existence of any such claim, stating the basis and nature of such claim in reasonable detail, and the amount thereof to the extent known, or (ii) written notice pursuant to the provisions contained in Section 9.3 of any Third Party Claim, the existence of which might give rise to such a claim for indemnification. Upon the giving of such written notice, the Indemnified Persons, or any of them, will have the right to commence legal Proceedings (including subsequent to the Survival Date) for the enforcement of their respective rights pursuant to the provisions contained in Section 9.1. No delay on the part of the Indemnified Persons in notifying any Indemnifying Persons will relieve the Indemnifying Persons from any duty, Liability, or obligation hereunder unless (and then solely to the extent that) the Indemnifying Person thereby is prejudiced by the delay. Upon the giving of such written notice, the Indemnified Persons, or any of them, will have the right to commence legal Proceedings (including subsequent to the Survival Date) for the enforcement of their respective rights pursuant to the provisions contained in Section 9.1.

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9.3 Notice and Defense of Third-Party Claims.

The duties, Liabilities, and obligations of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by third parties, including any assertion by a Governmental Authority or commencement of a Proceeding which may lead to such an assertion (each, a “Third Party Claim”), will be subject to the following provisions:

(a) The Indemnified Persons will give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the basis and nature of such Third Party Claim in reasonable detail, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons will relieve the Indemnifying Persons from any duty, Liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Person thereby is prejudiced by the delay.

(b) If the Indemnifying Persons acknowledge in a writing delivered to the Indemnified Persons that such Third Party Claim is properly subject to their indemnification duties, Liabilities and obligations contained in this Article IX, and the Indemnifying Persons demonstrate to the Indemnified Persons’ reasonable satisfaction that the Indemnifying Persons have the financial resources to meet such indemnification obligations, then the Indemnifying Persons will have the right to assume the defense of any Third Party Claim (including the assertion of any applicable insurance claims) at their own expense and by their own counsel, which counsel will be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons will not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the Indemnified Persons have been advised by counsel that there are one (1) or more legal or equitable defenses available to them that are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of counsel for the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons, (ii) such Proceeding could have a material adverse effect on the Indemnified Persons beyond the scope of the indemnification duties, Liabilities and obligations of the Indemnifying Persons, (iii) the Third Party Claim seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Person, (iv) the Third Party Claim involves criminal allegations, (v) in the case of any audit or similar proceeding involving Taxes, the Third Party Claim may result in any Buyer Indemnified Person incurring Liability for Taxes that are not indemnified pursuant to this Agreement, or (vi) the Indemnifying Persons have not assumed the defense of the Third Party Claim in a timely fashion.

(c) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim pursuant to the provisions contained in Section 9.3(b) (i) the Indemnified Persons will be entitled to participate in such defense with their own counsel, and (ii) the Indemnifying Persons will not make any settlement of any claims without the prior written consent of the Indemnified Persons, which consent will not be unreasonably conditioned, delayed or withheld.

(d) If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim pursuant to the provisions contained in Section 9.3(b), or are otherwise restricted from so assuming by the proviso contained in Section 9.3(b), the Indemnifying Persons nevertheless will be entitled to participate in such defense with their own counsel and at their own expense. If the defense of a Third Party Claim is assumed by the Indemnified Persons pursuant to the provisions contained in this Section 9.3(d), the Indemnified Persons will not be entitled to settle such Third Party Claim without the prior written consent of the Indemnifying Persons, which consent will not be unreasonably conditioned, delayed or withheld, but consent of the Indemnifying Persons will not be required if such settlement involves only the payment of monetary damages for which the Indemnified Persons would be entitled to indemnification under this Article IX for the full amount of such Losses.

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(e) With respect to any Third Party Claim subject to indemnification contained in this Article IX, (i) the Indemnifying Person and the Indemnified Person will keep the other Person fully informed of the status of such Third Party Claim and the related Proceedings where such Person is not represented by its own counsel, (ii) the Parties agree to render such assistance as they may reasonably require of each other (at their own cost and expenses) and to cooperate in good faith with each other to ensure the adequate and proper defense of any Third Party Claim, (iii) the Parties will cooperate to preserve in full (to the extent possible) the confidentiality of each Party’s Confidential Information, including avoiding production of Confidential Information consistent with applicable law and rules of procedure and communicating in a manner designed to preserve any applicable attorney-client privilege or work product privilege.

9.4 Survival of Representations and Warranties.

(a) Subject to the provisions contained in this Section 9.4, the representations and warranties contained in Article IV and Article V will survive the Closing and will expire on and be of no further force or effect on and after twenty-four (24) months following the Closing Date; provided, however, that (i) the Fundamental Company Representations will survive the Closing indefinitely, and (ii) the Statutory Representations will survive the Closing until ninety (90) days after the expiration of the applicable statutes of limitations for claims (whether asserted by Buyer or any other Person) applicable to the matters covered thereby (including any voluntary or other extension of the applicable statute of limitations). Anything contained in this Section 9.4 to the contrary notwithstanding, the limitations contained in this Section 9.4 will not apply with respect to any knowing or willful breach of any representations or warranties, or any intentional act or intentional misrepresentation, or any fraud of Buyer or any member of the Seller Group, as applicable, and any claim therefor will survive the Closing indefinitely.

(b) Subject to the provisions contained in this Section 9.4, the Fundamental Shareholders’ Representations will survive the Closing indefinitely.

(c) Subject to the provisions contained in this Section 9.4, the Fundamental Buyer Representations will survive the Closing indefinitely.

(d) The Parties’ respective agreements and covenants contained in this Agreement will survive the Closing until they are performed in full or otherwise expire or are terminated by their respective provisions.

(e) For purposes of determining (a) whether a breach of a representation or warranty exists for purposes of Section 9.1(a)(i) and Section 9.1(b)(i), (b) the amount of the Losses subject to an indemnification obligation pursuant to the provisions contained in this Article IX, and (c) whether the Basket Amount has been exceeded, each agreement, breach, covenant, representation or warranty that is the subject of such indemnification obligation will be deemed not to include any materiality qualifications (including any reference to “material,” “Material Adverse Effect” and similar qualifications).

(f) For convenience of reference, the date upon which any representation or warranty contained in this Agreement will terminate, if any, is referred to as the “Survival Date.”

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9.5 Limitations on Indemnification.

(a) From and after the Closing, the Buyer Indemnified Persons will not have the right to be indemnified pursuant to the provisions contained in Section 9.1(a)(i) unless and until the Buyer Indemnified Persons (or any member thereof) have incurred on a cumulative basis aggregate Losses in an amount exceeding Fifteen Thousand and 00/100 dollars ($15,000) (the “Basket Amount”), whereupon the Buyer Indemnified Persons (or any member thereof) will be entitled to indemnification for all Losses incurred by the Buyer Indemnified Persons (or any member thereof) including Losses included in the calculation of the Basket Amount; provided, however, that in no event will the limitations contained in this Section 9.5(a) apply with respect to (i) the breach, inaccuracy or untruth of (or any facts or circumstances constituting any such breach, inaccuracy or untruth) of the Fundamental Company Representations or Statutory Representations, or (ii) any knowing or willful breach of any representations or warranties, or any intentional act or intentional misrepresentation, or any fraud by any member of the Seller Group.

(b) From and after the Closing, the Seller Indemnified Persons will not have the right to be indemnified pursuant to the provisions contained in Section 9.1(b)(i) unless and until the Seller Indemnified Persons (or any member thereof) have incurred on a cumulative basis aggregate Losses in an amount exceeding the Basket Amount, whereupon the Seller Indemnified Persons (or any member thereof) will be entitled to indemnification for all Losses incurred by the Seller Indemnified Persons (or any member thereof) including Losses included in the calculation of the Basket Amount; provided, however, that in no event will the limitations contained in this Section 9.5(b) apply with respect to (i) the breach, inaccuracy or untruth (or any facts or circumstances constituting any such breach, inaccuracy or untruth) of the Fundamental Buyer Representations, or (ii) any knowing or willful breach of any representations or warranties, or any intentional act or intentional misrepresentation, or any fraud, by Buyer.

(c) From and after the Closing, the sum of all Losses pursuant to which indemnification is payable by the Seller Indemnifying Persons in the aggregate pursuant to the provisions contained in Section 9.1(a)(i) will not exceed an amount equal to the Final Base Purchase Price (the “Cap Amount”); provided, however, that in no event will the limitations contained in Section 9.5(a) apply with respect to (i) the breach, inaccuracy or untruth of (or any circumstances, events or facts constituting any such breach, inaccuracy or untruth) of the Fundamental Company Representations or the Statutory Representations, or (ii) any knowing or willful breach of any representations or warranties, or any intentional act or intentional misrepresentation, or any fraud by any member of the Seller Group.

(d) From and after the Closing, the sum of all Losses pursuant to which indemnification is payable by the Buyer Indemnifying Persons pursuant to the provisions contained in Section 9.1(b)(i) will not exceed an amount equal to the Cap Amount; provided, however, that in no event will the limitations contained in this Section 9.5(d) apply with respect to (i) the breach, inaccuracy or untruth (or any circumstances, events or facts constituting any such breach, inaccuracy or untruth) of the Fundamental Buyer Representations, or (ii) any knowing or willful breach of any representations or warranties, or any intentional act or intentional misrepresentation, or any fraud, by Buyer.

9.6 Satisfaction of Indemnification Obligations.

The obligations of the Seller Indemnifying Persons to indemnify the Buyer Indemnified Persons for Buyer Losses pursuant to the provisions contained in this Article IX will be paid, at Buyer’s option in its sole and reasonable discretion, either (i) in cash by the Seller Indemnifying Persons to the Buyer Indemnified Persons by wire transfer(s) of immediately available funds to the account or accounts specified by the applicable Buyer Indemnified Persons for such purposes, or (ii) offset against any payments due to the Shareholders pursuant to the terms of this Agreement, including any payments due under the Notes.

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9.7 Purchase Price Adjustments.

To the extent permitted by applicable Law, amounts paid to or on behalf of any Party resulting from the indemnification duties, Liabilities and obligations contained in this Article IX will be treated as an increase or a decrease, as applicable, to the Final Purchase Price , unless a Final Determination causes any such amount not to constitute an adjustment to the Final Purchase Price for federal income tax purposes.

9.8 Provisions Not Applicable to Stand Alone Tax Indemnity.

The conditions, limitations, provisions and terms contained in this Article IX (other than Section 9.9) will not apply with respect to the stand-alone tax indemnity obligations pursuant to the provisions contained in Section 7.3(a).

9.9 No Recourse to Representatives.

Any Liabilities, Losses or Proceedings (whether in contract or in tort, in equity or at law, or granted by statute) that arise out of, are based upon, are connected with, are incidental to or are related to this Agreement or the Related Documents, or the execution, negotiation or performance of this Agreement and the Related Documents, may be brought, claimed and made only against (and are those solely of) the Persons that are expressly identified as Parties. No Person who is not a Party, including any Non-Recourse Person, will have any liability (whether in contract or in tort, in equity or at law, or granted by statute) for any Liabilities, Losses or Proceedings that arise out of, are based upon, are connected with, are incidental to or are related to this Agreement or the Related Documents, or the execution, negotiation or performance of this Agreement and the Related Documents, or the breach thereof; and, to the maximum extent permitted by Law, each Party hereby releases and waives all such Liabilities, Losses or Proceedings against any such Non-Recourse Person. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Party hereby releases and waives Liabilities, Losses or Proceedings that may otherwise be available in equity or at law, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Non-Recourse Person, whether granted by statute or based on theories of agency, alter ego, control, domination, equity, family relationship, instrumentality, piercing the veil, sham, single business enterprise, undercapitalization, unfairness, or otherwise and (b) each Party disclaims any reliance upon any Non-Recourse Person with respect to the performance of this Agreement or any Related Document, or any representation or warranty made this Agreement or any Related Document. The Non-Recourse Persons will be third party beneficiaries of this Section 9.9, each of whom may enforce the provisions of this Section 9.9. Anything in this Section 9.9 to the contrary notwithstanding, Buyer will not be deemed to have waived the right to bring any claim (y) based on fraud by a Member of the Seller Group, and nothing in this Section 9.9 is intended to preclude any remedy for fraud by a Member of the Seller Group or constitute an admission by a Party that any element of fraud cannot be established, or (z) against any Person bound by the obligations contained in Section 7.1 or Section 7.2.

ARTICLE X

SHAREHOLDERS’ REPRESENTATIVE

10.1 Appointment and Power of Attorney.

Each Shareholder, by her, his or its execution and delivery of this Agreement, constitutes and appoints the Shareholders’ Representative as her, his or its agent, representative and true and lawful attorney in fact, with full power in her, his or its name and on her, his or its behalf to act for such Shareholder pursuant to the provisions contained in this Agreement, including exercising the powers, privileges and rights contained in Section 10.3. The Shareholders’ Representative accepts such appointment.

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10.2 Irrevocable Appointment.

(a) The appointment of the Shareholders’ Representative, and the power of attorney granted to the Shareholders’ Representative by each of the Shareholders pursuant to the provisions contained in Section 10.1, (i) is in consideration of the mutual agreements and covenants made in this Article X, (ii) is irrevocable and (iii) will not be terminated by operation of law or any other event, including the death or incapacity of a Shareholder. Except for actions taken by the Shareholders’ Representative that are in bad faith or constitute fraud, gross negligence or intentional misconduct, all actions taken by the Shareholders’ Representative pursuant to the provisions contained in this Article X will be binding on and effective with respect to each Shareholder notwithstanding any contrary action of, or direction from, such Shareholder, and no Shareholder will compete with the Shareholders’ Representative in the performance of the Shareholders’ Representative’s duties described in this Article X.

(b) Subject to the provisions contained in Section 10.2(a), each Shareholder will hold the Shareholders’ Representative harmless from all Liability that such Shareholder incurs that arises out of, is based upon, is connected with, is incidental to or is related to any action taken by the Shareholders’ Representative.

10.3 Authority.

Each of the Shareholders hereby authorizes the Shareholders’ Representative to act on such Shareholder’s behalf, and in her, his or its name, with respect to the matters below, and grants the Shareholders’ Representative with the exclusive power to

(a) act on her, his or its behalf with respect to any matter as to which the Shareholders are liable as a Seller Indemnified Person;

(b) consent to the assignment of powers, privileges and/or rights contained in this Agreement pursuant to the provisions contained in Section 11.3;

(c) deliver the certificates for the Shares or affidavits of lost shares and assignment, as applicable, to Buyer in exchange for her, his or its respective portion of the Final Purchase Price ;

(d) accept service of legal process for any Proceeding arising out of, based upon, connected with, incidental to or related to this Agreement or any of the Related Documents or the transactions contemplated by this Agreement or thereby;

(e) deliver all certificates and documents to Buyer by such Shareholder pursuant to the provisions contained in this Agreement, together with any other certificates and documents executed by such Shareholder and deposited with the Shareholders’ Representative for this purpose;

(f) give and receive all demands, documents, notices, payments, reports, requests, returns and other communications pursuant to the provisions contained in this Agreement or any of the Related Documents, with the Shareholders’ Representative providing reasonable notice to such Shareholder of any such demands, documents, notices, payments, reports, requests, returns or other communications;

(g) receive on behalf of such Shareholder the proceeds of sale of such Shareholder’s Shares being sold pursuant to the provisions contained in this Agreement, and to hold such proceeds subject to the provisions contained in this Agreement and the Related Documents, and the instructions of such Shareholder with respect to the ultimate disbursement thereof;

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(h) waive any inaccuracies in the representations or warranties of Buyer contained in this Agreement, any Related Document to which Buyer is a party or any other document described in Section 8.2;

(i) amend this Agreement pursuant to the provisions contained in Section 11.15; and

(j) do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable in connection with this Agreement and the transactions contemplated by this Agreement.

10.4 No Liability.

The Shareholders’ Representative will not be liable to Buyer, the Company or any of the Shareholders in her capacity as the Shareholders’ Representative for (a) any Liability of a Shareholder, (b) any error of judgment, (c) any act done or step taken or omitted by her, him or it in good faith, (d) any mistake in fact or law or (e) anything that he, she or it may do or refrain from doing in connection with her, his or its duties, Liabilities and obligations as Shareholders’ Representative pursuant to the provisions contained in this Agreement or any of the Related Documents, except in the case of the Shareholders’ Representative’s fraud, gross negligence or intentional misconduct. The Shareholders’ Representative may seek the advice of reputable legal counsel in the event of any dispute or question as to the construction of any of the provisions contained in this Agreement or her, his or its duties, Liabilities and obligations as the Shareholders’ Representative contained in this Agreement, and he, she or it will incur no Liability in her capacity as the Shareholders’ Representative to Buyer, the Company or any of the Shareholders and will be fully protected in her, his or its capacity as the Shareholders’ Representative with respect to any action taken, omitted or suffered by her, him or it in good faith in accordance with the opinion of such counsel.

10.5 Expenses.

The reasonable costs, expenses and/or Liabilities incurred by the Shareholders’ Representative or the Shareholders in connection with this Agreement will not be the personal obligation of the Shareholders’ Representative but will be payable by the Shareholders in accordance with each Shareholder’s Pro Rata Interest. The Shareholders’ Representative may from time to time submit invoices to the Shareholders covering such costs, expenses and/or Liabilities and, upon the request of any Shareholder, will provide such Shareholder with an accounting of all costs, expenses and Liabilities paid. In addition to any other rights or remedies contained in this Section 10.5, the Shareholders’ Representative will be permitted, but not obligated, to collect any amounts owed by the Shareholders to her, him or it against funds to be paid to the Shareholders pursuant to the provisions contained in this Agreement and/or any of the Related Documents.

10.6 Indemnification of the Shareholders’ Representative.

The Shareholders will indemnify and hold harmless, in accordance with each Shareholder’s Pro Rata Interest, the Shareholders’ Representative from and against all costs, expenses and Liabilities (including the reasonable costs, expenses and fees of counsel) arising out of, based upon, connected with, incidental to or related to the Shareholders’ Representative’s execution, delivery and performance (solely in her, his or its capacity as the Shareholders’ Representative and not in her, his or its capacity as a Shareholder) of the provisions contained in this Agreement and all of the Related Documents, except in the case of the Shareholders’ Representative’s fraud, gross negligence or intentional misconduct.

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10.7 Actions of the Shareholders.

Whenever this Agreement requires the Shareholders to take any action, such requirement will be deemed to involve an undertaking by the Shareholders to cause the Shareholders’ Representative to take such action on behalf of the Shareholders.

10.8 Removal and Replacement.

The Shareholders’ Representative may be removed, with or without cause, upon the written approval or consent of Shareholders holding a majority of the Pro Rata Interests. The vacancy created by any removal, or by the death of the Shareholders’ Representative, may be filled by the written approval or consent of Shareholders holding a majority of the Pro Rata Interests. A Shareholders’ Representative will continue to discharge her, his or its duties pursuant to the provisions contained in this Article X until her, his or its successor has been so approved.

10.9 Conflicts of Interest.

Anything contained in this Article X to the contrary notwithstanding, if the Person named herein as Shareholders’ Representative has a conflict of interest with the other Shareholders (as a group) in connection with any action or inaction permitted or required to be taken pursuant to the provisions contained in this Article X, holders of a majority of the Shares (determined prior to Closing) may select a substitute Shareholders’ Representative to carry out the powers of the Shareholders’ Representative with respect to the matter for which there is a conflict of interest (a “Substitute Shareholders’ Representative”). The Substitute Shareholders’ Representative must be a Shareholder identified in this Agreement and must not have a conflict of interest with the other Shareholders (as a group) as to such matter. With respect to such matter, the Substitute Shareholders’ Representative will have all the authority, duties, obligations, powers, privileges, and rights of a Shareholders’ Representative contained in this Article X and the other applicable provisions contained in this Agreement. The Substitute Shareholders’ Representative will have no authority, duties, obligations, powers, privileges, or rights of as a Shareholders’ Representative pursuant to this Article X with respect to any matter for which there is no such conflict of interest. The Substitute Shareholders’ Representative must supply contact information. In connection with asserting any indemnification claim against the Seller Indemnifying Persons pursuant to the provisions contained in Article IX, the Buyer, acting in good faith, may notify all the Shareholders of a conflict of interest between the named Shareholders’ Representative and the other Shareholders (as a group).

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ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Interpretation; Construction.

The use in this Agreement of the word “including” means “including, without limitation.” The words “hereby,” “herein,” “hereinafter,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Agreement as a whole, including the Annexes, Exhibits and Schedules attached to this Agreement, and not to any particular article, clause, paragraph section, subparagraph or subsection contained in this Agreement. All references to articles, clauses, paragraphs, sections, subparagraphs, subsections, Annexes, Exhibits and Schedules mean the articles, clauses, paragraphs, sections, subparagraphs, and subsections contained in this Agreement and the Annexes, Exhibits and Schedules attached to this Agreement, except as otherwise expressly provided in this Agreement. The title of and the article, section and paragraph headings contained in this Agreement, and the names of the defined terms, are for convenience of reference only and do not affect or govern the interpretation of any of the provisions contained in this Agreement. Personal pronouns used in this Agreement, regardless of the number and gender specifically used, also mean any other number (singular or plural), and any other gender (masculine, feminine, neuter, or otherwise) as the context requires. The use in this Agreement of the singular form of a definition or term also denotes the plural forms of the definition or term, and vice-versa, as in each case the context may require. Where specific language is used to clarify by example a general statement contained in this Agreement, the specific language does not limit, modify, or restrict in any manner the construction of the general statement to which it relates. Each use of the term “shall” or “will” indicates a compulsory obligation. Any definition of or reference to (a) any agreement, certificate, document or instrument means the agreement, certificate, document or instrument as originally executed and as it may be amended, modified, restated or supplemented (subject to any restrictions on such amendments, modifications, restatements or supplements contained in this Agreement), (b) any law includes all related regulations and rules promulgated pursuant to such law, (c) any law means the law as enacted at the time of execution of this Agreement and as it may be amended, modified, restated or supplemented, and any succeeding legislation or orders, all as the same are in effect and (d) to a specific section of any law refers not only to the specific section, but also to any corresponding provision of any succeeding legislation, as the specific section or corresponding provision is in effect on the date of application of the applicable provision contained in this Agreement. The word “or” is inclusive and not exclusive (so that the phrase “A or B” means “A or B or both” rather than “either A or B but not both”), unless “or” is used in conjunction with “either” or the like. The Parties intend the use of the term “and/or” in an ordered list to make the items in the ordered list both several and inclusive of each other, as the context requires. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and the phrase does not mean “if.” Accounting terms used but not otherwise defined in this Agreement have the meanings given to them under GAAP. The term “written” includes electronic mail and facsimiles. Unless expressly provided otherwise, the measure of a period of a month or year for purposes of this Agreement is that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure is that date of the following month or year corresponding to the next day following the starting date. For example, one (1) month following February 18 is March 18, and one (1) month following March 31 is May 1. No Person will use any drafts of this Agreement or any of the Related Documents existing before the final fully executed versions of this Agreement and the Related Documents for purposes of interpreting any provision of this Agreement or any Related Document, and no Party, Indemnifying Person or Indemnified Person will assert any defense, make any claim, or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding or for any other purpose.

11.2 Notices.

(a) Form of Notice. All demands, documents, notices, payments, reports, requests, returns or other communications delivered pursuant to the provisions contained in this Agreement or under Law must be in writing and will be sufficient if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by electronic transmission device, or (iv) sent by a nationally-recognized, overnight courier, to the Parties at the following addresses (or at another address for a Party as is specified by a written notice satisfying the provisions contained in this Section 11.2):

(i) if to any member of the Seller Group, to it at:

Laurel Lynn Bruce, as the Shareholders’ Representative

141 Lake Drive

Dawsonville, Georgia 30534

E-Mail: laurel@hornetstaffing.com

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(ii) if to Buyer, to it at:

GEE Group Inc.

7751 Belfort Parkway

Suite 150

Jacksonville, Florida 32256

Attention: Derek Dewan

E-Mail: derek.dewan@geegroup.com

with a copy (which shall not constitute notice) to:

Driver McAfee Hawthorne & Diebenow, PLLC

One Independent Drive, Suite 1200

Jacksonville, Florida 32202

Attention: Alexandria Hill

E-mail: ahill@drivermcafee.com

(b) Deemed Delivery Dates. All demands, documents, notices, payments, reports, requests, returns or other communications will be deemed to have been delivered and received (i) in the case of personal delivery, on the date of delivery, (ii) in the case of delivery by certified or registered mail, on the fifth (5th) Business Day following the mailing, (iii) in the case of delivery by electronic transmission device, on the date of delivery if delivered before 6:00 p.m. local recipient time on a Business Day confirmed through delivery receipt, or otherwise on the next Business Day after the day delivered confirmed through delivery receipt, and (iv) in the case of delivery by a nationally-recognized, overnight courier on the day of delivery.

11.3 Benefits of Agreement; Assignment.

All the provisions contained in this Agreement are binding upon and inure to the benefit of the Parties and their respective Affiliates, estates, executors, heirs, permitted assignees, personal representatives and permitted successors, as applicable. Except as otherwise expressly contained in this Agreement including Article IX, this Agreement does not confer any remedies or rights upon any Person other than the Persons referred to in the immediately preceding sentence. Neither this Agreement nor any portion of this Agreement is assignable by any Party without the prior written consent of each other Party; provided, however, that (a) Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and to its sources of financing as collateral security, and (ii) designate one or more of its Affiliates to perform its obligations hereunder and (b) (i) the Buyer Indemnified Persons and the Seller Indemnified Persons will be third party beneficiaries of the provisions contained in Article IX, and (ii) the Non-Recourse Persons will be third party beneficiaries of the provisions contained in Section 9.1(a).

11.4 Force Majeure.

Whenever any action is required to be taken pursuant to the provisions contained in this Agreement within a specified period of time, an additional period of time will be provided to the Party required to take such action as equals any period of delay resulting from causes beyond the reasonable control of the Party required to take the action, including actions of or interference by governmental or other regulatory authorities, acts of God (including floods, hurricanes and other acts of nature), acts of terrorism, fire, labor disturbance, wars, riots or other civil disturbances, epidemics, pandemics, disease outbreaks, quarantines or other health crises or public health events, and communications and Internet failures (collectively, “Force Majeure Events”). No Party will be held in breach of any provision contained in this Agreement because of any Force Majeure Event, provided such Party exercises commercially reasonable efforts to resume performance pursuant to the provisions contained in this Agreement as soon as practicable after the occurrence of the Force Majeure Event if resumption is a commercially reasonable option.

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11.5 Remedies Generally.

Subject to the provisions contained in Article IX, (a) each Party has and retains all remedies and rights existing in her, his or its favor under this Agreement, at law or in equity, including rights to bring actions for injunctive relief, specific performance and other equitable relief to enforce or prevent a breach of or default under, or threatened breach of or default under, any provision contained in this Agreement, (b) the pursuit of any remedy or right by a Party will not preclude a Party from exercising or pursuing any other available remedy or right, and (c) to the extent permitted by any Law, all remedies and rights (i) are cumulative, (ii) are in addition to any other remedies and rights provided by Law, and (iii) may be exercised concurrently or separately.

11.6 Waiver.

The failure of any Party to seek redress for a breach of or default under, or failure to insist upon the strict performance of, any provision contained in this Agreement, including specifically any failure to exercise any recourse, remedy or right, does not prevent a subsequent act or failure from having the effect of an original breach of or default under, or failure to satisfy, any provision contained in this Agreement. No waiver of any provision contained in this Agreement is effective unless it is contained in a written document executed by each Party, and then only to the extent specifically provided in the writing. No waiver by any Party of any breach of or default under any agreement, covenant, representation, or warranty contained in this Agreement, whether intentional or not, will extend to any prior or subsequent breach of or default under any agreement, covenant, representation, or warranty contained in this Agreement, or affect in any way any rights arising out of, based upon, connected with, incidental to or related to any prior or subsequent occurrence.

11.7 Litigation Expenses.

Except as otherwise expressly contained in this Agreement, the prevailing Party in any Proceeding brought to enforce or resolve a dispute under the provisions contained in this Agreement or any other agreements, certificates or documents executed in connection with the transactions contemplated by this Agreement, is entitled to an award of Litigation Expenses incurred by the prevailing Party arising out of, based upon, connected with, incidental to or related to the Proceeding (whether incurred before the Proceeding or during the Proceeding), which award of Litigation Expenses is in addition to any other remedy awarded in the Proceeding. This paragraph applies to any costs, expenses, and fees of legal counsel in any Proceeding to determine entitlement to reasonable fees and disbursements of legal counsel, as well as in determining and quantifying the amount of the foregoing costs, expenses, and fees.

11.8 Transaction Expenses.

Except as otherwise expressly contained in this Agreement, each Party will bear her, his or its own costs, expenses and fees (including attorneys’ costs, expenses and fees, accountants’ costs, expenses and fees, and due diligence costs, expenses and fees) incurred in connection with the negotiation of this Agreement and the Related Documents, the performance of their respective duties, Liabilities and obligations contained in this Agreement and the Related Documents, the consummation of the transactions contemplated by this Agreement and the Related Documents, and their respective compliance with the provisions contained in this Agreement and the Related Documents.

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11.9 Governing Law.

This Agreement and all causes of action and claims arising out of, based upon, connected with, incidental to, or related to this Agreement or the transactions contemplated by this Agreement are to be construed, governed by, and interpreted in accordance with the domestic Laws of the State of Florida without giving effect to any choice of law or any conflicting provision, rule or term (whether of the State of Florida or any other jurisdiction) that would cause the Laws of any jurisdiction other than the State of Florida to be applied. In furtherance of the foregoing, the domestic Laws of the State of Florida control the construction and interpretation of this Agreement, even if under the other jurisdiction’s choice of law or conflict of law analysis, the substantive Laws of another jurisdiction ordinarily would apply.

11.10 Jurisdiction and Venue; Mutual Waiver of Jury Trial.

(a) The Parties irrevocably and unconditionally submits, for herself, himself or itself and her, his or its Assets, to the exclusive jurisdiction and venue of any Florida state court or United States federal court sitting in or having jurisdiction over Duval County, Florida and any appellate court from any such state court or federal court (each individually, a “Designated Court”), in any Proceeding arising out of, based upon, connected with, incidental to or related to this Agreement or the transactions contemplated by this Agreement, or for enforcement or recognition of any judgment arising out of, based upon, connected with, incidental to or related to this Agreement. Each of the Parties irrevocably and unconditionally acknowledges, agrees, and understands that all claims with respect to any Proceeding are to be heard and determined in any Designated Court having subject matter jurisdiction. A final judgment in any Proceeding before a Designated Court is conclusive and may be enforced in any other jurisdiction by a Proceeding on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent he, she or it effectively and legally may do so, (i) any objection that he, she or it now or later may have to the laying of venue of any Proceeding arising out of, based upon, connected with, incidental to or related to this Agreement or the transactions contemplated by this Agreement in any Designated Court and (ii) the claim or defense of an inconvenient forum to the maintenance of the Proceeding in any Designated Court.

(c) THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE ALL OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY PROVISIONS CONTAINED IN THIS AGREEMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A PARTY HAS WAIVED THE RIGHT TO A TRIAL BY JURY WITH ANY OTHER PROCEEDING IN WHICH THE PARTY CANNOT WAIVE, OR HAS NOT WAIVED, THE RIGHT TO A TRIAL BY JURY. THE PROVISIONS CONTAINED IN THIS SECTION HAVE BEEN DISCUSSED FULLY BY THE PARTIES, AND THE PROVISIONS OF THIS AGREEMENT WILL NOT BE SUBJECT TO ANY EXCEPTIONS. NO PARTY HAS AGREED WITH, OR REPRESENTED TO, ANY OTHER PARTY THAT THE PROVISIONS CONTAINED IN THIS SECTION WILL NOT BE ENFORCED FULLY IN ALL INSTANCES. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL, TO DISCUSS AND CONSIDER THE IMPLICATIONS OF THIS WAIVER OF JURY TRIAL.

11.11 Independence of Agreements, Covenants, Representations and Warranties.

All agreements and covenants contained in this Agreement are to be given independent effect so that if a certain action or condition constitutes a breach of or default under a certain agreement or covenant, the fact that the action or condition is permitted by another agreement or covenant will not affect the occurrence of the breach or default, unless expressly permitted under an exception to the initial agreement or covenant. All representations and warranties contained in this Agreement are to be given independent effect so that if a particular representation or warranty is breached or proves to be inaccurate or untrue, the fact that another representation or warranty concerning the same or similar subject matter is not breached or is accurate and true will not affect the breach of or the inaccuracy or untruth of the initial representation or warranty.

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11.12 Mutual Contribution.

The Parties have contributed mutually to the drafting of this Agreement, and the Parties have chosen the language used in this Agreement to express their mutual intent. Consequently, no provision contained in this Agreement is to be construed against any Party claiming that the Party (or the Party’s counsel) drafted the provision or caused the provision to be drafted. The provisions of this Agreement are derived from arm’s-length negotiations and no Party has a special relationship to any other Party that would justify any expectation beyond that of sophisticated Persons contracting in an arm’s-length transaction.

11.13 Severability.

If any provision contained in this Agreement would be held in any jurisdiction to be illegal, invalid, prohibited, or unenforceable for any reason, then the provision is ineffective in that jurisdiction, without invalidating the remaining provisions contained in this Agreement or affecting the enforceability, legality, or validity of the provision in any other jurisdiction. Anything in the immediately preceding sentence to the contrary notwithstanding, if the provision could be drawn more narrowly so as not to be illegal, invalid, prohibited, or unenforceable in that jurisdiction, it will be so narrowly drawn, as to that jurisdiction, without invalidating the remaining provisions contained in this Agreement or affecting the enforceability, legality, or validity of the provision in any other jurisdiction.

11.14 Counterparts and Electronic Delivery.

The Parties may execute this Agreement in any number of counterparts, and each counterpart will be an original signature page to this Agreement. All counterparts are considered one and the same Contract and will become effective when one (1) or more counterparts have been executed by each Party and delivered to each other Party, it being understood that all Parties need not execute the same counterpart. Any counterpart or other signature delivered by facsimile, e-mail or other electronic device constitutes good and valid execution and delivery of this Agreement by the delivering Party, including .pdf or any electronic signature complying with the federal Electronic Signatures in Global and National Commerce Act of 2000, Public Law 106-229, as amended (e.g., Adobe eSign or DocuSign). The signatures of the Parties transmitted electronically will be “electronic signatures” within the meaning of the Uniform Electronic Transaction Act (USA) and the Electronic Commerce Directive (EU) in all jurisdictions where the legislation has been adopted.

11.15 Amendment.

Except as otherwise expressly contained in this Agreement, this Agreement may not be amended, modified, repealed, restated, or supplemented except pursuant to a written document signed by Buyer and the Seller Group.

11.16 Entire Agreement.

This Agreement and the other agreements and documents referenced in this Agreement or attached to this Agreement (including the Annexes, Exhibits and Schedules attached to this Agreement) and any other document contemporaneously entered into with this Agreement (including the Related Documents) contain all of the agreements, contracts and understandings among the Parties with respect to the matters contemplated by this Agreement and those other documents, and supersede all prior agreements, contracts and understandings among the Parties with respect to those matters, including the Letter of Intent dated November 8, 2024 between the Shareholders and Buyer.

[The remainder of this page has been left blank intentionally.]

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By execution and delivery of their signatures, the Parties evidence their agreement to the provisions contained in this Agreement as of the date contained in the introductory paragraph of this Agreement.

COMPANY:

HORNET STAFFING, INC.

By:	/s/ Laurel Lynn Bruce
Laurel Lynn Bruce, President and CEO

SHAREHOLDERS:

/s/ Laurel Lynn Bruce
Laurel Lynn Bruce, individually

/s/ Lawrence Scott Bruce
Lawrence Scott Bruce, individually

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Laurel Lynn Bruce
Laurel Lynn Bruce, as Shareholders’ Representative

BUYER: GEE GROUP INC.

By:	/s/ Derek Dewan
Derek Dewan, CEO

Signature Page to Stock Purchase Agreement

Page 49

ANNEX I

Certain Definitions

“338(h)(10) Election” has the meaning given to it in Section 7.3(g).

“338(h)(10) Gross-Up Amount” has the meaning given to it in Section 7.3(g).

“Adjustment Disagreement Notice” has the meaning given to it in Section 3.4(a).

“Adjustment Final Determination Date” has the meaning given to it in Section 3.4(a).

“Affiliate” means, with respect to any Person, (a) a director, an executive officer, a manager, a the Seller, an owner, a partner, a shareholder or a trustee of the Person or of any Person identified in clause (c) below, (b) a member of the Person’s Immediate Family (or a the Seller of the Immediate Family of any Person identified in clause (a) above or clause (c) below), and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Securities, by Contract or otherwise

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and rules.

“AGP Commitment Period” has the meaning given to it in Section 7.8.

“AGP Deficit Amount” has the meaning given to it in Section 7.8.

“AGP Floor” has the meaning given to it in Section 7.8.

“Agreement” means this Stock Purchase Agreement, together with all Annexes, Exhibits and Schedules attached to this Agreement, as the same may be amended, modified, restated, or supplemented from time to time pursuant to the provisions contained in this Agreement.

“Annual Balance Sheet” has the meaning given to it in Section 5.7(a)(i).

“Annual Financial Statements” has the meaning given to it in Section 5.7(a)(i).

“Anti-Corruption Laws” means Laws relating to bribery, corruption or any unlawful contribution or payment, including the FCPA, any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions 1997, and the related regulations and rules of each of the foregoing.

“Arbitrating Accountants” means the independent public accounting firm or valuation firm agreed upon in good faith by Buyer and the Shareholders’ Representative in writing or, if the Parties cannot so agree, by lot from among Pricewaterhouse Coopers, Deloitte & Touche, Ernst & Young, KPMG and such other nationally or regionally recognized public accounting firms suggested by the Parties, with Buyer drawing first; provided, however, that the Arbitrating Accountant may not include the accounting firm that serves as the regular accountant for either Party.

Annex I – Page 1

“Assets” means, collectively, all property, interests in property and rights of any kind, including intangible property (including Securities), mixed property, money, intellectual property, personal property and real property (including the Leased Real Property and the Leasehold Improvements).

“Assumed Indebtedness” means the obligations of the Company as of the Closing Date under that certain Master Draw Agreement by and between the Company and Tricom Inc. of Milwaukee dated June 26, 2023.

“Average Gross Profit” means the average monthly Gross Profit during the applicable Measurement Period.

“Bankrupt” or “Bankruptcy,” as applicable, means, with respect to any Person, (a) any general assignment, arrangement or composition with or for the benefit of the Person’s creditors, (b) any application or petition for the appointment of an administrator, conservator, custodian, liquidator, receiver or trustee of any substantial part of the Person’s Assets, (c) the Person’s filing of an application or a petition, or commencement of a Proceeding, relating to the Person under any arrangement, bankruptcy, insolvency, reorganization or similar Law, (d) the Person’s admission in writing that the Person is unable to satisfy the Person’s Liabilities generally as they become due, (e) the Person being adjudicated bankrupt or insolvent or (f) any filing of an application or a petition, or commencement of a Proceeding, under any arrangement, bankruptcy, insolvency, reorganization or similar Law against the Person where either (i) the Person acquiesces or effectively has given consent, or (ii) the application, petition or Proceeding has continued undischarged, unstayed and unvacated for a period of ninety (90) days.

“Base Purchase Price” has the meaning given to it in Section 1.2.

“Basket Amount” has the meaning given to it in Section 9.5(a).

“Business” has the meaning given to it in the Preamble.

“Business Day” means any day that is not a Saturday, Sunday, or a day on which national banking associations in the United States are authorized or required to be closed.

“Buyer” has the meaning given to it in the introductory paragraph of this Agreement.

“Buyer Indemnified Persons” means Buyer, Buyer’s Affiliates (including after the Closing, the Company), and their respective assigns and successors, and the respective Representatives of each of the foregoing (other than professional representatives (e.g., legal and accounting advisors)); provided, however, that any Person other than the Company who was, before the Closing Date, a member of the Seller Group or an assignee, Representative, or successor of the Company, or any member of the Seller Group, will not in such capacity be a Buyer Indemnified Person with respect to Buyer Losses based on circumstances, events or facts occurring, or actions taken by such Person, at or before Closing.

“Buyer Indemnifying Persons” means (a) before the Closing, Buyer and its assigns and successors, and (b) following the Closing, Buyer and the Company, and their respective assigns and successors.

“Buyer Losses” means the actual amount of Losses incurred by the Buyer Indemnified Persons for which the Seller Indemnifying Persons are obligated to indemnify the Buyer Indemnified Persons pursuant to the provisions contained in Article IX.

“Buyer Prepared Return” has the meaning given to it in Section 7.3(c).

Annex I – Page 2

“Cap Amount” has the meaning given to it in Section 9.5(c).

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, and (b) any amendment to, correction of, extension of, revision to, supplement to (or similar treatment of any of the foregoing) any provision of the CARES Act contained in The Taxpayer Certainty and Disaster Tax Relief Act of 2020 or the Consolidated Appropriations Act, 2021, H.R. 133.

“Cash Portion” means One Million One Hundred Thousand and 00/100 dollars ($1,100,000).

“Change of Control Payments” means all bonuses, change of control payments, retention, severance, or stay bonuses or payments, success bonuses, fees or payments, or similar obligations, payable to any consultant, contractor, director, employee, manager or officer of the Company, as a result of, or where one of the conditions to payment is, the consummation of the transactions contemplated by this Agreement and the Related Documents (regardless of whether such obligations are paid on or after the Closing Date, including in each case all Liabilities of the Company for the payment of, or with respect to, Taxes and other costs, expenses and fees (including workers’ compensation and administrative fees) related to any of the foregoing obligations. Change of Control Payments will be deemed incurred prior to Closing, regardless of whether such payments are single trigger or double trigger.

“Charter Documents” means, (a) as to any corporation, the articles, certificate or memorandum of incorporation or association, the bylaws, and each other document or instrument governing the corporation’s existence and internal affairs, (b) as to any limited partnership, the certificate of limited partnership, the agreement of limited partnership, and each other document or instrument governing the partnership’s existence and internal affairs, (c) as to any limited liability company, the articles, certificate or memorandum of formation or organization, the operating agreement, and each other document or instrument governing the limited liability company’s existence and internal affairs, (d) as to any general partnership, the partnership agreement and each other document or instrument governing the partnership’s existence and internal affairs, and (e) as to any trust, the agreement or other instrument creating the trust and all other documents, instruments and certificates granting (and limiting) the powers and authorities of the trust and the trustee(s) and governing the activities and operations of the trust and the trustee(s).

“Closing” has the meaning given to it in Article II.

“Closing Client Base” means those clients of the Company set forth on Schedule 7.8.

“Closing Date” has the meaning given to it in Article II.

“Closing Indebtedness” means all Indebtedness of the Company existing as of the Effective Time on the Closing Date.

“Closing Net Working Capital” means the Net Working Capital as reflected on the Closing Statement.

“Closing Statement” has the meaning given to it in Section 3.3.

COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, and Section 4980B of the Code, and the related regulations and rules.

Annex I – Page 3

“Code” means the Internal Revenue Code of 1986, and the related regulations and rules (including the Treasury Regulations and related guidance).

“Commercial Off-the-Shelf Software” means commercially available, unmodified, “off-the-shelf” Software used by the Contributor or with respect to the Business, solely for its own internal use, for an aggregate fee, royalty, or other consideration of no more than Twelve Thousand and 00/100 dollars ($12,000).

“Company” has the meaning given to it in the introductory paragraph of this Agreement.

“Company Benefit Plans” means each Employee Benefit Plan (i) that covers any current or former employees, consultants, contract employees or independent contractors of or to the Company or any family members, spouses or beneficiaries thereof (A) that currently are contributed to, maintained or sponsored by the Company, or (B) with respect to which the Company is obligated to contribute or has any Liability, or (ii) with respect to which the Company has any Liability on account of the contribution thereto or maintenance or sponsorship thereof by any present or former ERISA Affiliate of the Company.

“Company Transaction Expenses” means (a) all costs, expenses and fees incurred by or on behalf of the Company in connection with the execution, delivery and negotiation of this Agreement and the Related Documents, the performance of the Company’s obligations under this Agreement and the Related Documents, and the consummation of the transactions contemplated by this Agreement and the Related Documents, including the costs, expenses and fees of all accountants, attorneys, financial advisors, investment bankers and other professional advisors for services in connection with the transactions contemplated by this Agreement and the Related Documents, all amounts required to be paid to third parties in connection with obtaining any approval, consent or waiver required to be obtained in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents, (b) all Change of Control Payments, in each case to the extent unpaid prior to the Closing Date, and (c) fifty percent (50%) of any Transfer Taxes.

“Competing Business” “Competing Business” means the development, marketing, promotion, provision or sale of products or services anywhere in the Territory (including via the Internet) that are (a) substantially similar to or the same as those products and services comprising the Business as it exists on the Closing Date (or with any additional business of the Contributor with respect to which there are fixed plans on the Closing Date), or (b) otherwise competitive, directly or indirectly, with the Business as it exists on the Closing Date (or with any additional business of the Contributor with respect to which there are fixed plans on the Closing Date).

“Confidential Information” means, with respect to any Person, any confidential, non-public, commercially sensitive data and information owned, possessed or used by the Person, or any of the clients or customers of the foregoing, whether or not specifically labeled or identified as “confidential,” in any form or medium, with respect to the affairs, business, products, research and development, or services of the Person or its customers, distributors, independent contractors, suppliers or other business relations, including (a) Trade Secrets, including all Requisite Rights constituting Trade Secrets, (b) algorithms; business methods, plans and workflows; certificates of public convenience and necessity; compositions; concepts; data, data analysis techniques, databases (including architectures, structures, systems and technologies) and other collections of data; designs; development tools; devices; discoveries; drawings; formats; formulae and formulations; franchises; graphics; ideas; improvements; instructions; inventions; know-how; letters patent; licenses; logos and designs; marketing materials; methodologies; plans; procedures; processes; products; programs; recipes; slogans; Software; specifications; techniques; user interfaces; and all other technology, (c) internal business information such as agent and independent contractor lists and related information; audits; business acquisition plans; business plans; compilations; cost information; current and anticipated customer requirements; customer databases, documentation, information and lists; details of Contracts (including Contracts with agents, customers, employees, independent contractors, suppliers and vendors); distribution channels; environmental and regulatory information; financial information and data (including budgets, financial statements, forecasts and projections); market studies; marketing plans; new personnel acquisition plans; operational methods; personnel; pricing information (including price lists and pricing policies); product development plans and techniques; reports; research and development (including past, current and planned); strategies; supplier and vendor lists and related information; technical information, including information technology and networking systems, logins and passwords; and testing and results therefrom, and (d) all documentation and media constituting, describing or arising out of, based upon, connected with, incidental to or related to each of the foregoing, including manuals, memoranda and books and records.

Annex I – Page 4

“Contract” means any bond, commitment, concession, credit agreement, deed of trust, franchise, grant of easement, guaranty, indenture, lease, license, loan agreement, mortgage, note, Permit, purchase order, right of way, sale order, service order, subcontract, sublease, or other legally binding agreement, arrangement, contract, instrument or understanding, whether oral or written.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19, or any mutation or variation thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves identified by the Centers for Disease Control and Prevention prior to the Closing Date).

“COVID-19 Assistance Programs” means all aid, assistance, benefit or relief, programs (a) arising out of or established pursuant to the CARES Act, including the Paycheck Protection Program, the Employee Retention Tax Credit program and the Economic Injury Disaster Loan program administered by the Small Business Administration, as modified by the CARES Act (including one-time emergency grants thereunder) or (b) established or administered by state or local Governmental Authorities in response to the COVID-19 pandemic.

“Data Laws” means Laws applicable to (a) the access, collection, creation, destruction, disclosure, disposal, handling, monitoring, privacy, processing, protection, receipt, retention, security, storage, transfer, transmission, or use of Personal Information, and (b) unsolicited commercial electronic messages (a/k/a spam) and unsolicited advertisements sent via other electronic means.

“Data Security and Privacy Policies” means all of the Company’s past or present, internal or public-facing policies, commitments, notices, representations, and statements regarding the access, collection, creation, destruction, disclosure, disposal, handling, monitoring, privacy, processing, protection, receipt, retention, security, storage, transfer, transmission, or use of Personal Information.

“Deferred Revenue Liability” means an amount, determined in accordance with GAAP and as of the Closing (disregarding the consummation of the transactions contemplated by this Agreement), equal to the Company’s liability for products to be delivered and services to be performed after the Closing (i.e., its deferred revenue).

“D&O Tail Coverage” means a non-cancellable “tail” insurance policy obtained by the Shareholders with a claims period of six (6) years from and after the Closing Date with respect to directors’ and officers’ and employment practices liability insurance policies, for the persons who are directors or officers of the Company as of immediately prior to the Closing, with levels of coverage, retentions and other provisions at least as favorable as the Company’s existing policy as of the date of this Agreement.

“Designated Court” has the meaning given to it in Section 11.10.

Annex I – Page 5

“Disputed Items” has the meaning given to it in Section 3.4(a).

“Effective Time” time means 12:01 p.m. EST on the Closing Date.

“Employee Benefit Plan” means (a) any qualified or non-qualified Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA), including any Defined Benefit Pension Plan (as defined in Section 3(35) of ERISA), Multiemployer Plan (as defined in Section 3(37) of ERISA) or Multiple Employer Plan (as defined in Section 413 of the Code), (b) any Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) or (c) any bonus, compensation, employee benefit, fringe benefit, incentive, membership unit option, membership unit purchase, profit-sharing, severance, stock option, stock purchase or other arrangement, plan or program, whether or not subject to ERISA and whether or not funded.

“Employee List” has the meaning given to it in Section 5.22(a).

“Employment Agreement” has the meaning given to it in Section 7.4.

“Employee Restrictive Covenant Agreements” has the meaning given to it in Section 7.4.

“Encumbrances” means charges, community property interests, conditions, covenants, easements, equitable interests, liens, mortgages, options, pledges, reservations, rights of first refusal, rights of way, security interests, servitudes, Taxes, and all other encumbrances and/or restrictions of any kind, whether or not relating to the extension of credit or the borrowing of money.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the related regulations and rules.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with, the Person as defined in Section 414(b), Section 414(c), Section 414(m), or Section 414(o) of the Code.

“ERTC” has the meaning given to it in Section 5.10(c)(iv).

“Estimated Cash Payment” means the amount equal to (a) the Cash Portion less (b) the Closing Indebtedness less (c) the Company Transaction Expenses less (d) Estimated Net Working Capital Deficit, if any, plus (e) Estimated Net Working Capital Surplus, if any.

“Estimated Closing Net Working Capital” means the estimated Net Working Capital as reflected on the Estimated Closing Settlement Statement.

“Estimated Closing Settlement Statement” has the meaning given to it in Section 3.1.

“Estimated Net Working Capital Deficit” has the meaning given to it in Section 3.2(a).

“Estimated Net Working Capital Surplus” has the meaning given to it in Section 3.2(a).

“Exclusive Licensed Requisite Rights” has the meaning given to it in Section 5.15(b).

“FACTA” means the Fair and Accurate Credit Transactions Act of 2003, and the related regulations and rules.

“FCPA” means the Foreign Corrupt Practices Act of 1977, and the related regulations and rules.

Annex I – Page 6

“FCRA” means the Fair Credit Reporting Act, and the related regulations and rules.

“Final Base Purchase Price” has the meaning given to it in Section 1.2.

“Final Determination” means (a) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, modification or review through Proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (b) the payment of Tax by Buyer or the Company, whichever is responsible for payment of such Tax under applicable Law or this Agreement, with respect to any item disallowed or adjusted by a Governmental Authority, provided that such responsible party or parties determine(s) that no action should be taken to recoup such payment and the other party agrees in writing before such payment.

“Financial Statements” means, collectively, the Annual Financial Statements and the Latest Financial Statements.

“Force Majeure Event” has the meaning given to it in Section 11.4.

“Fundamental Buyer Representations” means, collectively, the representations and warranties contained in Article VI or in any certificate or other document delivered by Buyer in connection with this Agreement or any Related Document.

“Fundamental Company Representations” means, collectively, the representations and warranties contained in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.11(a), and Section 5.30, or in any certificate or other document executed and delivered at or before the Closing by any member of the Seller Group in connection with this Agreement or any Related Document.

“Fundamental Shareholders’ Representations” means, collectively, the representations and warranties contained in Article IV or in any certificate or other document executed and delivered at or before the Closing by any Shareholder or the Shareholders’ Representative in connection with this Agreement or any Related Document.

“GAAP” means generally accepted accounting principles in the United States contained in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in any other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances applied in a consistent manner.

“General Release” has the meaning given to it in Section 8.1(b)(ii).

“GLBA” means the Financial Modernization Act of 1999, and the related regulations and rules.

“Governmental Authority” means any domestic or foreign government or quasi-governmental authority, or political branch, department, or subdivision thereof, whether on a federal, local, provincial, state, or territorial level, and whether administrative, executive, judicial, or legislative in nature, including any agency, authority, board, bureau, commission, court, department, regulatory authority, taxing authority, tribunal, or other instrumentality thereof.

“Gross Profit” means the sum of (A) revenues solely attributable the Closing Client Base and any new clients of the Company generated by Lawerence after Closing, minus (B) the cost of goods sold, as determined in accordance with the principals and methodology set forth in Annex III.

Annex I – Page 7

“HIPAA” means the Health Insurance Portability and Accountability Act, and the related regulations and rules.

“Immediate Family” means, with respect to any Person, the Person’s spouse (unless the spouse is legally separated under a decree of separate maintenance or a party to pending divorce proceedings) or the Person’s partner in a legally recognized civil partnership or civil union, brothers, sisters, lineal ascendants (including adopting parents and stepparents) and lineal descendants (including adopted children and stepchildren

“Inbound License” means a Contract, covenant not to sue, license, sublicense, or other permission (including concurrent use, consent to use, indemnification, joint development, settlement, and tolling Contracts) under which a Person has granted Intellectual Property Rights to the Company, or with respect to the Business. The term “Inbound License” includes licenses for Commercial Off-the-Shelf Software.

“Indebtedness” means, with respect to a Person at any date, without duplication, all Liabilities of the Person (including liabilities in respect of principal, accrued and unpaid interest, prepayment fees, breakage or other costs, penalties, make-whole premiums, or other similar fees or premiums that are payable pursuant to their provisions because of the consummation of the transactions contemplated by this Agreement) (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) in respect of any financial hedging arrangements and currency and interest rate obligations if any arrangements were terminated, minus amounts payable to the Company in connection with such termination (which, for the avoidance of doubt, may be a positive or negative number), (d) in respect of amounts drawn under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (e) arising from cash/book overdrafts or “cut” but un-cashed checks outstanding as of the Closing Date, (f) the present value of future rent payments under each synthetic lease, (g) leases, which by their provisions have been or should have been (in accordance with GAAP) recorded as capital leases or financing leases, (h) any contingent consideration, “earn-out,” deferred and unpaid obligation, or similar payments payable with respect to acquisitions closed prior to the Closing Date, (i) arising from deferred compensation arrangements or under severance plans, bonus plans, unfunded or underfunded Employee Benefit Plans or similar arrangements payable as a result of the consummation of the transactions contemplated by this Agreement and the Related Documents, (j) secured by a Lien, and all indebtedness of third parties that is secured by any Lien on any of the Person’s Assets, whether or not the indebtedness has been assumed by the Person, (k) in respect of any long-term deferred income or revenue, (l) all deferred rent, (m) all unpaid Taxes for periods before the Closing, (n) all indebtedness for the deferred purchase price of property or services with respect to which the Person is liable, contingently or otherwise, as obligor or otherwise, other than trade payables incurred and accrued expenses in the Ordinary Course of Business, (o) all off-balance sheet financing of the Person in existence immediately before the Closing, (p) all other long-term or non-ordinary course liabilities, (q) under factoring or similar facilities, (r) all accounts payable not incurred in the Ordinary Course of Business, or that are delinquent by more than 120 days and are not being contested in good faith by appropriate Proceedings, (s) all advances, loans, payments, or other funds received in connection with a COVID-19 Assistance Program or any other program administered by a Governmental Authority, including any such payments that have not been repaid or forgiven and all charges or fines imposed in connection therewith, and any Taxes imposed upon such Person in connection with the forgiveness of any portion of such programs, reversal of any credit or deduction taken in connection with the use of the proceeds thereof, or similar Tax liability, and (t) all guaranties in connection with any of the items listed in clauses (a) through (s); provided, however, that Indebtedness does not include accounts payable, accrued operating expenses, and other amounts included as current liabilities in the calculation of Net Working Capital, or any of the amounts described above that have been included in Company Transaction Expenses.

Annex I – Page 8

“Indemnified Persons” means the Buyer Indemnified Persons and/or the Seller Indemnified Persons, as the case may be.

“Indemnifying Persons” means the Buyer Indemnifying Persons and/or the Seller Indemnifying Persons, as the case may be.

“Intellectual Property Rights” means all industrial and intellectual property rights of every kind and nature and all compilations, derivative works, improvements, modifications and revisions, including (a) copyrightable works; copyrights (registered or unregistered); economic rights; the “look and feel” of any Software and websites; moral rights; neighbouring rights; and rights to copy, distribute, modify, publicly display or publicly perform each of the foregoing, (b) patentable business methods; patentable designs; patentable devices; patentable discoveries; patentable improvements; patentable inventions; patentable methodologies; patentable procedures; patentable processes; patentable products; patentable recipes; patentable research and development; patent rights and patents; patentable software; and all additions, continuations, continuations-in-part, divisions, extensions, reissues, renewals, supplements and utility models of each of the foregoing, whether or not reduced to practice, (c) certification marks; domain names (including rights to administer or control the domain names); service marks (registered or unregistered); trade dress; trademarks (registered or unregistered); trade names; trade styles; and all goodwill associated with each of the foregoing, (d) rights of privacy and publicity with respect to any natural person, (e) all applications, continuations, divisions, extensions, reexaminations, registrations, reissues and renewals of any of the items contained in clauses (a) through (c) of this definition, (f) Trade Secrets, and (g) all foreign counterparts and equivalents of each of the foregoing.

“IRS” has the meaning given to it in Section 5.10(e)(i).

“Key Employees” means, collectively, Lory Weir and Diana Crary.

“Knowledge” of any Person means (a) the actual knowledge of the Person after reasonable investigation, and (b) the knowledge that should have been acquired by the Person after making due inquiry of all management-level agents or employees of the Company who could reasonably be expected to have information or knowledge with respect to the matter in question. For purposes of the preceding sentence, the Company’s “knowledge” includes the knowledge under clause (a) and clause (b) of each of Lawrence and Laurel.

“Labor Trafficking and Child Labor” means (a) employing or engaging any person who is under the minimum legal working age to be employed, determined under Law where the work is to be performed or the International Labor Organization Minimum Age Convention No. 138, whichever is higher, (b) participating in any commercial sex trade, (c) participating in any human trafficking or slavery activities, (d) harboring, obtaining, providing, recruiting or transporting a person for involuntary labor or services by means of force or physical threats, deception or fraud, or other forms of coercion, or (e) any activities that directly support or promote any of the activities described in clauses (a) through (d).

“Latest Balance Sheet” has the meaning given to it in Section 5.7(a)(ii).

“Latest Balance Sheet Date” has the meaning given to it in Section 5.7(a)(ii).

“Latest Financial Statements” has the meaning given to it in Section 5.7(a)(ii).

“Law” means all applicable (a) domestic or foreign codes, constitutions, executive orders, directives, ordinances, regulations, resolutions, rules, statutes, treaties, or similar provisions having the effect or force of law, whether on a federal, local, national, provincial, supranational, state, or territorial level, (b) domestic or foreign common law, whether on a federal, local, national, provincial, supranational, state, or territorial level, and (c) Orders of Governmental Authorities.

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“Lawrence” has the meaning given to it in the introductory paragraph.

“Laurel” has the meaning given to it in the introductory paragraph.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to occupy or use any buildings, fixtures, improvements, land, structures, or other interest in real property that are used or intended to be used in the Business.

“Leasehold Improvements” means all buildings, fixtures (including removable trade fixtures), improvements and structures located on any Leased Real Property that are not presently owned by the landlord (regardless of whether title to the buildings, fixtures, improvements, or structures are subject to reversion to the landlord or any other Person (other than the Company and its Affiliates) upon the expiration or termination of the Lease for the Leased Real Property).

“Liability” means any commitment, debt, liability, or other obligation, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, direct or indirect, known or unknown, liquidated or unliquidated, matured or unmatured, or primary or secondary, and whether due or to become due, regardless of when asserted, including under any Contract, Law or Proceeding.

“Licensed Requisite Rights” has the meaning given to it in Section 5.15(b).

“Litigation Expenses” means all expenses and fees incurred in connection with asserting, appealing, defending or investigating any claim or dispute in a Proceeding, including all reasonable fees and disbursements of outside accountants, consultants, expert witnesses, investigators, legal counsel, and other professionals, including the expenses and fees of legal counsel in any Proceeding to determine entitlement to and the amount of reasonable fees and disbursements of legal counsel.

“Loss” means all assessments, awards, claims, costs, damages, debts, deficiencies, dues, expenses (including Litigation Expenses), fees, fines, injuries, insurance premium increases, judgments, Liabilities, losses, lost opportunities, lost profits, obligations, penalties, settlements, shortages, Taxes (including interest and penalties thereon) and other obligations arising out of, based upon, connected with, incidental to or related to, regardless of whether or not the Losses relate to a Third Party Claim.

“Material Adverse Effect” means any change, circumstance, development, effect, event, fact, occurrence or result that has, or could be expected to have, a material adverse effect on (a) the Assets, business, capitalization, condition (financial or otherwise), Liabilities, operations, operating results, prospects (including as projected in any forecast (whether internal or published) of cash flow, earnings, revenue or other data), or relations with employees, customers or suppliers of the Company, (b) any of the Shareholders’ ability to timely consummate the transactions contemplated by this Agreement or any Related Document to which the Shareholders are a party, or (c) Buyer’s ability to operate the Business after the Closing in the manner operated by the Shareholders, the Company before the Closing. It will not be a pre-requisite to the determination of a Material Adverse Effect that any change, circumstance, development, effect, event, fact, occurrence or result adversely affect a Party’s long-term earnings power or potential in a durationally significant manner, it being understood and agreed that a short-term adverse effect may constitute a Material Adverse Effect.

Annex I – Page 10

“Material Contracts” means each Contract (a) with an advertising agency, broker, dealer, sales agency or other Person engaged in promotional activities or sales, (b) that could require aggregate payments by or to the Company, or involve an unperformed commitment or services, having a value in excess of Five Thousand and 00/100 dollars ($5,000), (c) pursuant to which the Company has made or will make advances or loans, or has incurred or will incur debts, or has become or will become a guarantor or surety, or has pledged or will pledge the Company’s credit or otherwise become responsible with respect to any undertaking of another Person, (d) that is a Contract for financing, credit agreement, indenture, lease of real property, loan agreement, mortgage, note or security agreement, (e) that is a Contract for the lease of personal property for which the aggregate payments exceed Five Thousand and 00/100 dollars ($5,000), (f) involving a joint venture, partnership or other cooperative undertaking, (g) involving restrictions related to the Company with respect to the geographical area of operations or scope or type of business or work in which the Company may engage or the Company’s right to hire or solicit any Person as a consultant, employee or independent contractor, or that restricts the Company’s use of confidential information, (h) that is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company, (i) with respect to which the requirements for performance extend beyond one (1) year from the date of this Agreement, (j) that is an Inbound License or an Outbound License, (k) that contains warranties with respect to the Software or other products sold or licensed or services performed by the Company, other than standard non-infringement warranties, (l) that is a consulting, employment, independent contractor or professional advisor agreement for which the aggregate payments exceed Five Thousand and 00/100 dollars ($5,000) or that includes any agreement for the payment of commissions, retention bonuses, sale bonuses or other incentives to any employee, (m) that cannot be terminated by the Company without penalty or payment on thirty (30) days’ notice or less, (n) that is with any Governmental Authority, (o) that is with any Shareholder or director, (p) that requires the consent of any other party thereto or will trigger a change-of-control provision therein (including any acceleration of rights upon a change-of-control), in each case in connection with the execution, delivery or performance of this Agreement or any of the Related Documents or the consummation of the transactions contemplated by this Agreement and the Related Documents, (q) that requires a capital expenditure in excess of Five Thousand and 00/100 dollars ($5,000), (r) that assigns to the Company any inventions or Intellectual Property created or developed by consultants, employees or independent contractors, or (s) that is not made in the Ordinary Course of Business and that is to be performed at or after the date of this Agreement.

“Measurement Period” has the meaning given to it in Section 7.8.

“Net Working Capital” means the Company’s current assets less their consolidated current liabilities, in each case as determined in accordance with the Working Capital Methodology.

“NLRA” means the National Labor Relations Act, and the related regulations and rules.

“NLRA Third Party” has the meaning given to it in Section 5.22(h).

“Non-Exclusive Licensed Requisite Rights” has the meaning given to it in Section 5.15(b).

“Non-Recourse Person” means, with respect to any Party, any of such Party’s current, former, and future direct or indirect Representatives, and any Representative of any of the foregoing.

“Notes” has the meaning given to it in Section 1.3(d).

“Notice of Adjustment” has the meaning given to it in Section 3.3.

“Object Code” means the set of low-level machine language instructions understood and used by computers, which has been compiled, converted, or translated from Source Code.

Annex I – Page 11

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury, of the United States of America, and any successor to its duties, functions, or responsibilities.

“Open Source Material” means any Software (whether stand-alone or incorporated into or used in connection with other Software) that (a) contains, or is derived in any manner (in part or in whole) from, any Software that is distributed under the following distribution or license models or provisions: freeware, open source, public source, or any derivative or modification, including any version of any Software licensed pursuant to any GNU General Public License (GPL) or Lesser/Library GPL (LGPL), GNU Affero General Public License, Common Public License, Android license, Apache Server License, Artistic License (e.g., PERL), Berkeley Software Distribution license, BSD License, Eclipse license, Mozilla Public License, MIT license, the Netscape Public License, Open Software License, the Sun Community Source License (SCSL), the Sun Industry Source License (SSL), or Software licensed or distributed under the same or similar license provisions as the foregoing, (b) is distributed publicly in Source Code form under terms that permit modification and redistribution of such Software, or requires the Software to remain or become public domain, in whole or in part, or (c) is licensed under any provisions that impose a requirement that such Software or any other Software accessing, associated with, based on, bundled or combined with, compiled, created using, derived from, distributed with, incorporating, linked with or using the subject Software must be (i) disclosed, distributed or made available in Source Code form, (ii) licensed for the purpose of making derivative works or modifications, (iii) licensed pursuant to provisions that allow disassembly, reverse assembly or reverse engineering of any kind, (iv) redistributable or used at no or minimal charge or (v) disclosed or distributed in a manner that prevents such Software from being maintained as confidential, proprietary, or as a Trade Secret. Open Source Material includes Source Code and Software development tools and kits, libraries, linked files, operating environments, platforms, systems, utilities, web frameworks and web servers.

“Order” means a compliance agreement, decree, injunction, judgment, order, ruling, stipulation, writ or other determination of an arbitrator or a Governmental Authority.

“Ordinary Course of Business’’ means an action taken or not taken by the Company and its Affiliates in the ordinary course of their business, consistent with past practice (including with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital); provided, however, that in no event will “Ordinary Course of Business” include any breach or violation of any Contract, Law or Order.

“Outbound License” means a Contract, covenant not to sue, license, sublicense, or other permission (including concurrent use, consent to use, indemnification, joint development, settlement, and tolling Contracts) under which the Company has granted any Requisite Rights to any other Person.

“Overpayment Amount” has the meaning given to it in Section 3.5(a).

“Owned Requisite Rights” has the meaning given to it in Section 5.15(a).

“Party” means a party to this Agreement, and her, his or its permitted assigns and successors.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Public Law 107-56, and the related regulations and rules.

“Permits” means all approvals, authorizations, certificates, consents, franchises, licenses, permits, registrations, variances, and similar rights obtained, or required to be obtained, from a Governmental Authority.

Annex I – Page 12

“Person” is to be construed as broadly as possible and includes an individual or natural person, and an association, a business, a corporation, an estate, a Governmental Authority, a joint stock company, a joint venture, a limited cooperative association, a limited liability company, a partnership (including a general partnership, a limited partnership, a limited liability partnership and a limited liability limited partnership), a trust, an unincorporated association or organization, and any other commercial or legal entity, including foreign equivalents thereof.

“Personal Information” means information relating to or reasonably capable of being associated with an identified or identifiable natural Person, device, or household, including account or customer number, bank information, browsing history, credit card number, date of birth, device identifier, email address, identification number issued by a Governmental Authority, IP address, name, online identifier, photograph, search history, street address, telephone number, or other application, website, or online activity or biometric data, health or medical information, location data, usage data, or any other information that is considered “personal data,” “personally identifiable information,” “personal information, or under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple online services or websites, to infer or predict the interests, preferences, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Pre-Closing Tax Period” has the meaning given to it in Section 7.3(a).

“Privacy Requirements” means all contracts, industry requirements and Laws concerning the access, collection, creation, destruction, disclosure, disposal, handling, monitoring, privacy, processing, protection, receipt, retention, security, storage, transfer, transmission, or use of Personal Information, including data breaches and notifications thereof, data security, requirements for website and mobile application privacy policies and practices, Social Security number protection, and unsolicited commercial electronic messages (a/k/a spam) and unsolicited advertisements sent via other electronic means. Without limiting the foregoing, Privacy Requirements include the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Children's Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Electronic Communications Privacy Act, the European Union’s General Data Protection Regulation, the Family Educational Rights and Privacy Act, the Federal Trade Commission Act, the Fair and Accurate Credit Transaction Act, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Telemarketing and Consumer Fraud and Abuse Prevention Act, and the Telephone Consumer Protection Act.

Proceeding” means any action, appeal, audit, charge, claim, complaint, demand, hearing, investigation, litigation, proceeding or suit before any arbitrator, Governmental Authority or mediator, including Bankruptcy proceedings.

“Promissory Notes Amount” means an amount equal to Four Hundred Thousand and 00/100 Dollars ($400,000.00).

“Proprietary Software” has the meaning given to it in Section 5.15(d).

“Pro Rata Interest” has the meaning given to it in Section 1.3(c).

“Related Document” or “Related Documents,” means the Employment Agreement, Notes, Stock Powers, General Release, and the other certificates and documents to be delivered by either Party.

Annex I – Page 13

“Representatives” means, with respect to any Person, the Person’s Affiliates, agents, directors, employees, equity holders, lenders, managers, members, officers, owners, partners, shareholders, trustees, and other representatives (including its accountants, attorneys, and financial advisors).

“Requisite Rights” means, collectively, the Licensed Requisite Rights and the Owned Requisite Rights.

“Restrictive Period” has the meaning given to it in Section 7.1(b).

“Schedules” means the disclosure schedules provided by the members of the Seller Group and attached to this Agreement.

“Securities” has the meaning given to “securities” in Section 2(1) of the Securities Act, and includes (a) foreign or domestic bonds, calls, currencies, debentures, equity interests, membership interests, notes, options, partnership interests, puts, stocks, warrants and any combination of the foregoing, (b) mortgages and other obligations, (c) certificates, forward and spot contracts, and receipts, (d) futures and options of all types (including futures and options regarding financial market indices and securities) and (e) repurchase agreements and other Contracts and instruments representing the right to purchase, receive, sell or subscribe for any of the foregoing, or representing any other interest or right in the foregoing or in any Assets created or issued by any Person

“Securities Act” means the Securities Act of 1933, and the related regulations and rules.

“Security Incident” means unauthorized access, acquisition, alteration, breach, compromise, corruption, denial of use, deletion, destruction, disclosure, impairment, intrusion, loss, or use of or with respect to Personal Information, and/or its Systems, including any that (a) constitute a breach under any applicable Privacy Requirement, or (b) would trigger a notification or reporting requirement to data protection authorities or data subjects under applicable Privacy Requirements.

“Seller Group” has the meaning given to it in the introductory paragraph of this Agreement.

“Seller Indemnified Persons” means (a) before the Closing, each member of the Seller Group and their respective assigns, estates, heirs, personal representatives and successors and the respective Representatives (other than professional representatives (e.g., legal and accounting advisors)) of each of the foregoing, and (b) following the Closing, each of the Shareholders and their respective assigns, estates, heirs, personal representatives and successors, and the respective Representatives (other than professional representatives (e.g., legal and accounting advisors)) of each of the foregoing.

“Seller Indemnifying Persons” means the Shareholders and their respective assigns, estates, heirs and successors with respect to Section 9.1(a), and each Shareholder and her, his or its assigns, estates, heirs and successors with respect such Shareholder’s obligations pursuant to the provision contained in Section 9.1(a).

“Seller Losses” means the actual amount of Losses incurred by the Seller Indemnified Persons for which the Buyer Indemnifying Persons are obligated to indemnify the Seller Indemnified Persons pursuant to the provisions contained in Article IX.

“Shareholder” or “Shareholders,” as applicable, has the meaning given to it in the introductory paragraph of this Agreement.

Annex I – Page 14

“Shareholders’ Representative” has the meaning given to it in the introductory paragraph of this Agreement, and any replacement Shareholders’ Representative pursuant to the provisions contained in Section 10.8, and any Substitute Shareholders’ Representative pursuant to the provisions contained in Section 10.9.

“Shares” has the meaning given to it in the Preamble.

“Significant Client” has the meaning given to it in Section 5.26.

“Significant Supplier” has the meaning given to it in Section 5.25.

“Software” means all computer code and software, including algorithms, applets, application programming interfaces (API), applications, assemblers, coding, compilers, containers, conversion systems, codes, data, databases, data collections, data mappings and structures, design tools, development tools, domains and subdomains, features, firmware, functions, implementations, IP addresses, methods, mobile apps, modules, Object Code, programming, programs, project and software concepts, protocols, routines, screen displays, security controls, Source Code, structures, subroutines, tools, user credentials, user interfaces, web pages, workflows, and other related services and solutions, and all future corrections, enhancements, modifications, releases, updates, upgrades and versions related thereto, and all alterations, bug and error fixes, changes, enhancements, improvements, modifications, supplements, updates and upgrades, in each case in any form or format (including software as a service), however fixed, and all documentation and help files related to the foregoing.

“Source Code” means the set of high-level computer programming instructions that programmers employ to write computer software.

“Statutory Representations” means, collectively, the representations and warranties contained in Section 5.10.

“Stock Event” means a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the shares of GEE Common Stock shall be changed into or become exchangeable for a larger or small number of shares.

“Straddle Period” has the meaning given to it in Section 7.3(b).

“Statement of Allocation” has the meaning given to it in Section 7.3(i).

“Stock Option Agreement” has the meaning given to it in Section 7.4.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other entity (a) the majority of the general voting power of which (excluding securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) is owned by the Person either directly or indirectly through one (1) or more other entities constituting Subsidiaries, (b) the majority interest in the profits or capital of which is owned by the Person either directly or indirectly through one (1) or more other entities constituting Subsidiaries or (c) controlled by the Person, directly or indirectly, whether through ownership of voting Securities, by Contract or otherwise.

“Substitute Shareholders’ Representative” has the meaning given to it in Section 10.9.

“Survival Date” has the meaning given to it in Section 9.4(f).

Annex I – Page 15

“Systems” means computer systems (including Software, hardware, networks, and server), communications networks, data services, firmware, peripherals, platforms, tablets, telephones, websites, and other similar items of automated, computerized and or electronic processes and systems, including any outsourced processes and systems, used in the Company’s Business.

“Target Net Working Capital Amount” means Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

“Tax” or “Taxes,” means, with respect to any Person, all (a) income taxes, (b) ad valorem, business, capital stock, disability, employment, environmental, escheat, excise, franchise, gross receipts, intangible, license, occupation, payroll, premium, production, profits, property, registration, sales, severance, social security, stamp, transfer, unclaimed property, unemployment, use, value-added, withholding, or windfall profits taxes, (c) add-on or alternative minimum taxes, (d) customs duties, and (e) other assessments (including special assessments), charges, dues, fees and taxes of any kind whatsoever, together with all additions to tax, interest, penalties and other additional amounts imposed by any Governmental Authority on the Person.

“Tax Return” means any claim for refund, declaration, information return or statement, report, or other return relating to Taxes, and any other document filed or supplied, or required to be filed or supplied, to any Tax authority, including any attachment or schedule.

“Territory” means any other geographic location in which the Company (i) conducts Business or (ii) has fixed plans to conduct Business.

“Third Party Claim” has the meaning given to it in Section 9.3.

“Trade Names” has the meaning given to it in Section 5.1

“Trade Secret” means any confidential or proprietary information or technology that (a) derives economic value (actual or potential) from not being generally known to or readily ascertainable by others and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or (b) constitutes a “trade secret” under the Laws applicable to the confidential or proprietary information or technology or to the Person holding or owning the information or technology.

“Transfer” means any alienation, assignment, bequest, collateral assignment, conveyance, donation, exchange, gift, grant of a security interest, hypothecation, mortgage, pledge, sale, transfer by operation of law, or other transfer or disposition of or Encumbrance on or in, whether voluntary, involuntary or by operation of law, and whether for cash or for other consideration.

“Transfer Taxes” has the meaning given to it in Section 7.3(j).

“Treasury Regulations” means the federal regulations, including final and temporary regulations, promulgated pursuant to the Code.

“Underpayment Amount” has the meaning given to it in Section 3.5(a).

“WBE Certification” has the meaning given to it in Section 7.10.

“Working Capital Methodology” has the meaning given to it in Section 3.1.

Annex I – Page 16

ANNEX II

Working Capital Methodology

Net Working Capital shall be calculated using current assets and current liabilities as defined by GAAP as determined as follows:

HORNET STAFFING, INC. NET WORKING CAPITAL

ASSETS
Current Assets
Bank Accounts
1000 Business Advantage Chk (8421)
Bank OZK Checking account
Total Bank Accounts
Accounts Receivable
1200 Accounts Receivable (A/R)
Total Accounts Receivable
Other Current Assets
1300 Sales Funds in Transit
1600 Loans To Officers - Laurel
1605 Loans To Officers - Lawrence
Total Other Current Assets
Total Current Assets (II)
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable
2000 Tricom Accounts Payable
Total Accounts Payable
Credit Cards
2100 CORP Account - Bank of America (7293)
2107 Travel Rewards Visa Credit Card
Total Credit Cards
Other Current Liabilities
2500 Payroll Clearing Liability
2700 Shareholder Loans
2710 Loan payable to Laurel Bruce
Total 2700 Shareholder Loans
PPP loan
SBA EIDL
Total Other Current Liabilities
Total Current Liabilities (II)

Net Working Capital = Total Current Assets (I) – Total Current Liabilities (II)

Annex II – 1

ANNEX III

Gross Profit Methodology

For the purpose of determining the Average Gross Profit, Gross Profit will be determined using the following accounts for revenues and cost of goods sold:

Annex III – 1

EXHIBIT A

Promissory Notes

See attached.

Exhibit A

EXHIBIT B

Form of Employment Agreement

See attached.

Exhibit B

EXHIBIT C

General Release

See attached.

Exhibit C